                                                                    Exhibit 10.1

                             DATED DECEMBER 22, 2006

                            (1) P HAWORTH AND OTHERS

                         (2) CTI DATA SOLUTIONS LIMITED

                                   ----------

                            SHARE TRANSFER AGREEMENT

                                  -relating to-

                              RYDER SYSTEMS LIMITED

                                   ----------

                            (MARTINEAU JOHNSON LOGO)

                     NO 1 COLMORE SQUARE, BIRMINGHAM, B4 6AA
      TEL: 44(0)870 763 2000 FAX: 44(0)870 763 2001 DX 721090 BIRMINGHAM 43
                    ALSO AT: 78 CANNON STREET LONDON EC4N 6NQ
    Tel: 44(0)870 763 2000 Fax: 44(0)207 618 8130 DX 42 London Chancery Lane
             www.martineau-johnson.co.uk Email: lawyers@martjohn.com

                                     INDEX

Clause                                                                      Page
------                                                                      ----
1  INTERPRETATION                                                             1
2  AGREEMENT FOR SALE AND PURCHASE                                            9
3  CONSIDERATION                                                             10
4  WARRANTIES AND TAXATION                                                   15
5  COMPLETION                                                                16
6  CONFIDENTIAL INFORMATION AND USE OF NAMES                                 22
7  RESTRICTIVE UNDERTAKINGS                                                  23
8  INDEMNITIES                                                               25
9  THIRD PARTY RIGHTS                                                        26
10 ASSIGNMENT                                                                26
11 WHOLE AGREEMENT                                                           27
12 WAIVER                                                                    27
13 PROVISIONS SURVIVING COMPLETION                                           28
14 PROPER LAW AND JURISDICTION                                               28
15 JURISDICTION                                                              28
16 FURTHER ASSURANCE                                                         28
17 COUNTERPARTS                                                              28
18 COSTS                                                                     28
19 SEVERABILITY                                                              28
20 PUBLICITY                                                                 29
21 NOTICES                                                                   29
SCHEDULE 1 - The Sellers                                                     31
SCHEDULE 2                                                                   32
SCHEDULE 3 - Property                                                        34
SCHEDULE 4 - Tax                                                             35

   Part 1 Definitions                                                        35
   Part 2 Tax Warranties                                                     41
   Part 3 Tax Covenant                                                       49
   Part 4 Limitations and procedure                                          51
SCHEDULE 5 - The Warranties                                                  58
SCHEDULE 6 - Claims procedure and determination and Sellers' safeguards      84
SCHEDULE 7                                                                   89
   Part 1 - Interpretation                                                   89
   Part 2 - Calculation                                                      89
   Part 3 - Accounting principles, methods and bases                         90
SCHEDULE 8 - Countries in Restricted Area                                    92
SCHEDULE 9 - Pro Forma for Completion Accounts                               94

This Agreement is made on _____________ 2006 between:

(1)  THE INDIVIDUALS whose names and addresses are set out in column 1 of
     Schedule 1 (each a "Seller" and together "the Sellers") and

(2) CTI DATA SOLUTIONS LIMITED, a company registered in England under number 2969593, whose registered office is at Nordic House, 120 High Street, Purley, Surrey, CR8 2AD ("the Buyer").

IT IS AGREED AS FOLLOWS:

1.   INTERPRETATION

     In this Agreement:

1.1  The following words and expressions shall have the following meanings:

"the Accounts"                   the audited accounts of the Company comprising
                                 an audited balance sheet as at the Accounts
                                 Date and an audited profit and loss account for
                                 the financial period ended on the Accounts Date
                                 together with the reports of the directors and
                                 auditors, any cash flow statements and all
                                 notes thereto;

"the Accounts Date"              30 April 2006;

"the Act"                        the Companies Act 1985;

"the  Applicable  Data           the Data Protection Acts 1984 and 1998 and the
Protection Laws"                 Telecommunications (Data Protection and
                                 Privacy) (Direct Marketing) Regulations 1998;

"the Bank"                       Clydesdale Bank Plc t/a Yorkshire Bank
                                 (Birmingham branch);

"Business Day"                   any day (other than Saturday) on which clearing
                                 banks are open for normal banking business in
                                 sterling in the City of London;

"Business Name Agreement"        an agreement in the Agreed Terms proposed to be
                                 entered into between the Company and Paul Ryder
                                 Haworth relating to the use of the name "Ryder"
                                 and other names;

"Business Name Assignment"       an agreement dated the date of this Agreement
                                 but entered prior to this Agreement between the
                                 Company and Ryder Systems Pty Limited relating
                                 to the assignment of the name "Ryder" and
                                 certain domain names;

"Buyer's Group"                  together the Buyer, each holding company of the
                                 Buyer and each subsidiary of the Buyer for the
                                 time being;

"the Buyer's Solicitors"         Martineau Johnson of No. 1 Colmore Square,
                                 Birmingham B4 6AA or any successor firm;

"the Company"                    Ryder Systems Limited (of which particulars are
                                 given in Schedule 2);

"Completion"                     completion of the acquisition and disposal of
                                 the Shares in accordance with clause 5;

"Completion Date"                the date of this Agreement;

"the Completion NAV"             as defined in part 1 of Schedule 7;

"Confidential Information"       all secret or confidential commercial,
                                 financial and technical information, know-how,
                                 trade secrets, inventions, computer software
                                 and other information whatsoever and in
                                 whatever form or medium and whether disclosed
                                 orally or in writing, together with all
                                 reproductions in whatsoever form or medium and
                                 any part or parts of it;

"Covenantor"                     Paul Ryder Haworth (one of the Sellers);

"the Disclosure Letter"          the letter having the same date as this
                                 Agreement from the Warrantors to the Buyer
                                 (including the schedules, appendices and
                                 annexures thereto);

"the Due Amount"                 the amount (if any) due to the Buyer on a
                                 Relevant Claim being settled;

"the Due Proportions"            the proportions set opposite the names of the
                                 Sellers in column 3 of Schedule 1;

"Encumbrance"                    any equity, right to acquire, option, right of
                                 pre-emption, mortgage, charge, pledge, lien,
                                 assignment, title retention or any other
                                 security interest, agreement or arrangement,
                                 whether monetary or not;

"Escrow Account"                 a joint deposit account with the Bank in the
                                 joint names of the Buyer's Solicitors and the
                                 Sellers' Solicitors;

"Escrow Agreement"               the agreement in the Agreed Terms to be entered
                                 into by the Seller's Solicitors and the Buyer's
                                 Solicitors regarding the operation of the
                                 Escrow Account;

"Estimated Liability"            the amount claimed by the Buyer in respect of a
                                 Relevant Claim;

"Financial Statements"           unaudited accounts of the Company for the nine
                                 month periods ended 30 September 2005 and 30
                                 September 2006 and for the six month periods
                                 ended 31 October 2005 and 31 October 2006
                                 comprising a balance sheet, profit and loss
                                 account and cash flow statement together with
                                 corresponding notes prepared on the same
                                 accounting principles, methods and bases used
                                 in the preparation of the Accounts,
                                 consistently applied, and in accordance with
                                 the generally accepted United Kingdom
                                 accounting principles, methods and bases;

"FRS" a financial reporting standard in force at any material time as issued by the Accounting
                                 Standards Board of the United Kingdom;

"Indemnities"                    means the obligations of the Warrantors under
                                 clause 8;

"Intellectual Property"          (a)  patents, trade marks, service marks,
                                      registered designs, applications and
                                      rights to apply for any of those rights,
                                      trade, business and company names,
                                      internet domain names and e-mail
                                      addresses, unregistered trade marks and
                                      service marks, copyrights, software source
                                      code and database rights, know-how, rights
                                      in designs and inventions;

                                 (b) rights under licenses, consents, orders, statutes or otherwise in relation to a right in paragraph (a);

                                 (c)  rights of the same or similar effect or
                                      nature as or to those in paragraphs (a)
                                      and (b) which now or in the future may
                                      subsist; and

                                 (d) the right to sue for past infringements of any of the foregoing rights;

"Intellectual Property Rights"   all Intellectual Property owned, used or
                                 required to be used by the Company;

"Intellectual Property           means agreements or arrangements relating
Agreements"                      (wholly or partly) to Intellectual Property or
                                 to the disclosure, use, assignment or patenting
                                 of any invention, discovery, improvement,
                                 process, formulae or other know-how;

"the Management Accounts"        the management accounts of the Company for the
                                 period from the Accounts Date to 30 October
                                 2006 copies of which are attached to the
                                 Disclosure Letter;

"the Overdue Debtors"            as defined in paragraph 2 of Part 3 of Schedule
                                 7;

"Principal Sum"                  as defined in clause 3.3.2;

"Proceedings"                    any legal action or proceedings arising out of
                                 or in connection with this Agreement;

"the Property"                   the property or properties briefly described in
                                 Schedule 3;

"Reduction"                      as defined in clause 3.1;

"Release"                        any release, waiver or compromise or any other
                                 arrangement of any kind having similar or
                                 analogous effect;

"Release Date"                   the Business Day immediately following the
                                 first anniversary of the Completion Date;

"Relevant Claim"                 a bona fide claim for breach of the Warranties,
                                 or a bona fide claim under the Tax Covenant or
                                 a bona fide claim under clause 9 (Indemnities)

"the Saleslogix CD Rom"          a CD Rom containing part of the Saleslogix
                                 database in the Agreed Form;

"the Sellers' Solicitors"        means Laytons of 22 St John Street, Manchester,
                                 M3 4EB;

"the Shares"                     all the issued shares in the capital of the
                                 Company;

"SSAP" a statement of standard accounting practice in force at any material time as issued by the Accounting Standards Committee of the United
                                 Kingdom and adopted by the Accounting Standards
                                 Board of the United Kingdom;

"Subsidiary"                     Ryder Systems Trustee Limited (company number
                                 4322454) further details of which are set out
                                 in Schedule 2;

"the Tax Covenants"              the obligations on the part of the Warrantors
                                 set out in part 3 of Schedule 4;

"Tax"                            as defined in part 1 of Schedule 4;

"the Tax Warranties"             the warranties and representations set out in
                                 part 2 of Schedule 4;

"the Sellers' Solicitors"        Laytons, of 22 St John Street, Manchester, M3
                                 4EB or any successor firm;

"the Warranties"                 the warranties and representations set out in
                                 Schedule 5 and the Tax Warranties;

"the Warrantors"                 Paul Ryder Haworth and Susan Patricia Haworth
                                 (two of the Sellers);

"Warranty"                       one of the Warranties (and the word "Warranty"
                                 followed by a number shall be deemed to be a
                                 reference to the paragraph of Schedule 5 with
                                 that number).

1.2 References to the Property shall, where the context so admits or requires, be construed as references to all properties briefly described in Schedule 3 and each of them and each and every part of each of them.

1.3 Unless the context otherwise expressly requires, words and expressions which are otherwise defined in the Companies Acts (as defined in section 744 of the Act) shall have the same meaning when used in this Agreement, but "company" shall mean and include both "company" and "body corporate", as in each case defined in the Act.

1.4 A reference to any statutory or other legislative provision shall be interpreted as a reference to that provision as in force at the date of this Agreement and, additionally, where the context so permits:-

1.4.1 in respect of any earlier date, as a reference to any and all provisions in force at that earlier date of which it is a re-enactment; and

1.4.2 in respect of any later date, as a reference to any and all provisions in force at that later date which are a re-enactment thereof;

     in each case whether with or without modification.

1.5  The schedules form an integral part of this Agreement.

1.6 A reference to any gender shall include the other and neuter gender and a reference to a "person" includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality).

1.7  The singular shall include the plural and vice versa.

1.8 A document referred to as being in "the Agreed Terms" or "Agreed Form" shall be in the form of that document signed or initialed for identification by or on behalf of the parties.

1.9 All warranties, representations, undertakings, guarantees, indemnities, covenants, agreements and obligations given or entered into by or on behalf of more than one person in this Agreement are, unless otherwise expressly stated, given or entered into jointly and severally.

1.10 Any Warranty qualified by the expression "to the best of the Warrantors' knowledge and belief" or "so far as the Warrantors are aware" or any similar expression shall be deemed to include knowledge, information and belief which any one or more of the Warrantors has or which the Warrantors would have had if they had made all reasonable enquiries and includes the knowledge, information and belief of each of:

1.10.1 the professional advisers who act, or at the relevant time acted, for the Company; and

1.10.2 the directors, company secretary, financial and administration director and general managers of the Company,

     and of any other person of whom it would be reasonable to make such enquiry or of whom it is stated that enquiry has been made.

     A person shall be deemed to be connected with another if that person is connected with such other within the meaning of section 839 of Income & Corporation Taxes Act 1988.

1.11 References to "indemnify" and "indemnifying" any person against any circumstance include indemnifying and keeping him indemnified from and against all liabilities, losses, claims, demands, damages, costs, expenses and interest which he may suffer or incur in connection with or arising out of that circumstance.

1.12 "Associate" has the meaning given by section 435 of the Insolvency Act
     1986.

1.13 General.

     Words shall not be given a restrictive meaning:-

1.13.1 if they are introduced by the word "other", by reason of the fact that they are preceded by words indicating a particular class of act, matter or thing; or

1.13.2 by reason of the fact that they are followed by particular examples intended to be embraced by those general words.

1.14 The word "Notice" includes any notice, demand, consent or other communication.

1.15 The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.16 The Buyer enters into this Agreement, so far as may be necessary for the enforcement of any provision for the benefit of the Company, as Subsidiary for and on behalf of the Company.

1.17 References to times shall mean London time unless otherwise stated.

1.18 A reference to "the Sellers" shall include a reference to each of them and, unless the context otherwise expressly requires, to each of their respective personal representatives.

2.   AGREEMENT FOR SALE AND PURCHASE

2.1  SALE AND PURCHASE

     On Completion each of the Sellers shall sell the Shares with full title guarantee and the Buyer shall buy them free from any Encumbrance and together with all rights now or hereafter attaching to them, on and subject to the terms of this Agreement.

2.2  THE LAW OF PROPERTY (MISCELLANEOUS PROVISIONS) ACT 1994

     The operation of the covenants implied by sections 2 and 3 of the above Act shall be deemed to be extended so as not to exclude the liability of the Sellers in respect of matters:-

2.2.1 of which the Sellers does not know or could not reasonably be expected to know; or

2.2.2 which at the time of transfer are within the actual knowledge of, or the existence of which is a necessary consequence of facts then within the actual knowledge, of the Buyer.

2.3  WAIVER

     Each of the Sellers waives all rights of pre-emption and other restrictions on transfers conferred on or enjoyed by him in respect of the Shares, whether under the articles of association of the Company or otherwise.

2.4  SIMULTANEOUS COMPLETION

     The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

3.   CONSIDERATION

3.1  AMOUNT

     The purchase price payable to the Sellers for the Shares shall be the sum of L5,600,000 which sum shall be:

3.1.1 reduced ("the Reduction") to the extent that Completion NAV is less than one million two hundred and forty thousand pounds (L1,240,000); or

3.1.2 increased ("the Increase") by the lesser of the extent that Completion NAV is more than one million two hundred and forty thousand pounds (L1,240,000) and the amount of cash comprised within the calculation of Completion NAV;

     and shall be payable in the Due Proportions

3.2  FIRST PAYMENTS - ON COMPLETION

     On Completion (or if later the date of receipt of the stock transfer forms referred to in clause 5.2.1.6) and pending the later agreement or determination of the Completion NAV, the Buyer shall pay the sum of, L5,100,000 to the Sellers' Solicitors (on behalf of the Sellers) on account of the purchase price for the Shares.

3.3  PRINCIPAL SUM

     On Completion the Buyer shall pay the sum of L500,000 (five hundred thousand pounds) ("the Principal Sum") to the Buyer's Solicitors and the Sellers' Solicitors jointly for placing into the Escrow Account, to be held under a mandate in the Agreed Terms and to be held and dealt with as set out in this clause 3.

3.4  EMI LIABILITIES

3.4.1 For the purposes of this Agreement, "EMI Liabilities" shall mean together:

3.4.1.1 all employer's national insurance contributions that arise or is otherwise incurred by the Company or the Subsidiary in relation to the Relevant Latham Event (as defined in Schedule 4), the issue of shares to David Latham pursuant to the Relevant Latham Event ("the Latham Option Shares") or the sale of the Latham Option Shares by David Latham resulting from the Relevant Latham Event;

3.4.1.2 all employee's national insurance contributions liabilities and PAYE liabilities that arise or will otherwise be chargeable in relation to the Relevant Latham Event, the issue of the Latham Option Shares to David Latham pursuant to the Relevant Latham Event or the sale of the Latham Option Shares by David Latham resulting from the Relevant Latham Event;

3.4.1.3 all employer's national insurance contributions that arise or is otherwise incurred by the Company or the Subsidiary in relation to the Relevant Wilson Event (as defined in Schedule 4), the issue of shares to Andrew Wilson pursuant to the Relevant Wilson Event ("the Wilson Option Shares") or the sale of the Wilson Option Shares by Andrew Wilson resulting from the Relevant Wilson Event;

3.4.1.4 all employee's national insurance contributions liabilities and PAYE liabilities that arise or will otherwise be chargeable in relation to the Relevant Wilson Event, the issue of the Wilson Option Shares to Andrew Wilson pursuant to the Relevant Wilson Event or the sale of the Wilson Option Shares by Andrew Wilson resulting from the Relevant Wilson Event;

     (together the "EMI Liabilities").

3.5  PAYMENT FOLLOWING CALCULATION OF COMPLETION NAV

     On the third Business Day after the date on which the Completion NAV is agreed or determined in accordance with Schedule 7:

3.5.1 If the Completion NAV is less than L1,240,000 the Sellers shall pay to the Buyer a sum equal to the Reduction, such payment to be satisfied:

3.5.1.1 by the payment of an equivalent sum from the Escrow Account to the extent sufficient funds remain therein; and

3.5.1.2 by payment of any excess which shall be satisfied by the payment in cash in accordance with clause 3.7.3; or

3.5.2 If the Completion NAV is more than L1,240,000 the Buyer shall pay to the Sellers a sum equal to the Increase, such payment to be satisfied by the payment of cash in accordance with clause 3.7.1.

3.6  THE ESCROW ACCOUNT

3.6.1 All interest earned on the Escrow Account shall accrue and be paid to the Sellers and/or the Buyer in the proportions in which they respectively become entitled to the Principal Sum and shall be paid at the same time as any payment of all or any part of the Principal Sum is made from the Escrow Account.

3.6.2 The Sellers and the Buyer shall procure that their respective solicitors shall make any payment which is required to be made from the Escrow Account pursuant to the provisions of this clause 3.

3.6.3 No amount shall be released out of the Escrow Account otherwise than in accordance with this clause 3.

3.6.4 The liability to taxation on any interest on any amount in the Escrow Account shall be borne by the party ultimately entitled to that amount.

3.7  RETENTION

3.7.1 Subject as otherwise provided by this clause 3.7, the amount (if any) of the Principal Sum standing to the credit of the Escrow Account (together with any accrued interest but less any applicable bank charges) on the Release Date shall be released to the Sellers.

3.7.2 If a Relevant Claim has been notified by the Buyer to the Sellers prior to the Release Date in accordance with this Agreement, no amount shall be released to the Sellers from the Retention Account otherwise than in accordance with the provisions of this clause 3.

3.7.3 If, prior to the Release Date, a Relevant Claim is settled and there is a Due Amount, the parties shall, unless such Due Amount has been paid to the Buyer, as soon as practicable following such settlement, procure the payment to the Buyer out of the Escrow Account the lesser of the Due Amount and the amount standing to the credit of the Retention Account (together with any interest which has accrued on the amount so paid but less any applicable bank charges).

3.7.4 As soon as practicable following the settlement of any Relevant Claim outstanding at the Release Date in respect of which there is a Due Amount, the parties shall, unless such Due Amount has been paid to the Buyer, procure the payment to the Buyer out of the Escrow Account the lesser of the Due Amount and the amount standing to the credit of the Retention Account (together with any interest which has accrued on the amount so paid but less any applicable bank charges) any payment to the Buyer out of the Escrow Account shall constitute a pound for pound reduction in the consideration for the Shares provided nothing in this clause shall limit or exclude the liability of the Warrantors.

3.7.5 Following settlement of all Relevant Claims outstanding (if any) at the Release Date which have been notified in accordance with paragraph 11 of
     Schedule 6 to the Sellers prior to the Release Date (and for the purpose of this clause 3.7.5 only a Relevant Claim shall be deemed settled if the Buyer shall fail to comply with paragraph 11.3 of Schedule 6) and payment of all Due Amounts to the Buyer, the parties shall, as soon as practicable, procure the payment of any balance standing to the credit of the Escrow Account (together with any interest which has accrued on such balance less any applicable bank charges) to the Sellers.

3.7.6 A Relevant Claim shall be deemed settled for the purposes of this clause
     3.7 if:

     (a)  the Sellers and the Buyer so agree in writing; or

     (b) the Relevant Claim has been determined by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the Buyer or the Sellers (as the case may be) are debarred by passage of time or otherwise from making an appeal;

     (c) and for the purpose of clause 3.7.5 only a Relevant Claim shall be deemed settled if the Buyer shall fail to comply with paragraph 11.3 of Schedule 6.

3.7.7 The amount of the purchase price paid into the Escrow Account shall not be regarded as imposing any limit on the amount of any claims under this agreement or under any of the documents executed pursuant to this agreement;

3.7.8 If a Due Amount is not satisfied in full from the Escrow Account, the Relevant Claim (to the extent not so satisfied) shall remain fully enforceable against the Sellers; and

3.7.9 Nothing in this clause 3 shall prejudice, limit or otherwise affect any right, including to make any claim, or remedy the Buyer may have from time to time against the Sellers either under this agreement or under any of the documents executed pursuant to this agreement.

3.8  METHOD OF PAYMENT

3.8.1 Unless otherwise specified, any payment required to be made to the Sellers pursuant to this clause 3 shall be made in cleared funds by way of a same day telegraphic transfer to the account with a UK clearing bank notified in writing to the Buyer's Solicitors prior to the due date for payment.

3.8.2 The Sellers' Solicitors' receipt for any sums payable by the Buyer pursuant to this clause 3 shall be a good and sufficient discharge of the Buyer's obligation to make the payment in question and the Buyer shall not be further concerned as to the application of any sums so paid.

3.8.3 Any sum payable to the Buyer pursuant to this clause 3 shall, unless otherwise specified, be paid in cleared funds by way of a same day telegraphic transfer to the account with a UK clearing bank notified in writing to the Sellers' Solicitors prior to the due date for payment.

3.9  DEBTORS

     The Buyer shall pay to the Sellers (by way of an addition to the purchase price for the Shares) a sum equal to such part of the Overdue Debtors as is recovered by the Company within six months of Completion and such sum shall be paid:

3.9.1 on the third Business Day after the date on which the Completion NAV is agreed or determined in accordance with Schedule 7 in respect only of such part of the Overdue Debtors as is recovered by the Company prior to such date; and

3.9.2 in respect of each following 30 day period up to and including the six month anniversary of the date of this Agreement (each a "Calculation Period") on the third Business Day after the end of such Calculation Period in respect only of such part of the Overdue Debtors as is recovered by the Company in such Calculation Period.

4.   WARRANTIES AND TAXATION

4.1  REPRESENTATIONS AND WARRANTIES

     The Warrantors jointly and severally warrant to the Buyer that each of the Warranties is true and accurate in all respects and not misleading at the date of this Agreement.

4.2  TAX COVENANTS

     The Warrantors jointly and severally undertake with the Buyer in the terms of the Tax Covenants.

4.3  CLAIMS PROCEDURE AND DETERMINATION AND WARRANTORS' SAFEGUARDS

     Schedule 6 shall apply in relation to the determination of the rights and remedies of the Buyer in respect of the Warranties and the Tax Covenants

4.4  PURCHASER WARRANTY

     The Buyer warrants to, and undertakes with, the Sellers that:

4.4.1 it has the requisite power and authority to enter into and perform this Agreement;

4.4.2 the execution and delivery of, and the performance by it of its obligations under, this Agreement will not:

4.4.2.1 result in a breach of any provision of its memorandum or articles of association;

4.4.2.2 result in a breach of, or constitute a default under, any agreement or instrument or regulations of which it is a party, or by which it is bound; or

4.4.2.3 result in a breach of any applicable order, judgment or decree of any court or governmental authority.

5.   COMPLETION

5.1  DATE OF COMPLETION

     Completion shall take place on the Completion Date at the offices of the Buyer's Solicitors.

5.2  SELLERS' OBLIGATIONS

     On Completion the Sellers shall:

5.2.1 deliver to the Buyer:

5.2.1.1 duly executed transfers of the Latham Option Shares by the Subsidiary in favour of David Latham certified as category L for the purposes of exemption from stamp duty together with the relative share certificates and certified copies of any power of attorney under which any such transfers may have been executed;

5.2.1.2 duly executed transfers of the Wilson Option Shares by the Subsidiary in favour of Andrew Wilson certified as category L for the purposes of exemption from stamp duty together with the relative share certificates and certified copies of any power of attorney under which any such transfers may have been executed;

5.2.1.3 board minutes in the Agreed Terms of the Subsidiary approving the transfer of the Latham Option Shares and Wilson Option Shares;

5.2.1.4 notice of exercise in the Agreed Terms of the Latham Option Shares and Wilson Option Shares executed by the Subsidiary;

5.2.1.5 board minutes in the Agreed Terms of the Company approving the registration of Andrew Wilson and David Latham as holders of the Latham Option Shares and Wilson Option Shares;

5.2.1.6 transfers of the Shares by the registered holders thereof in favour of the Buyer together with the relative share certificates and certified copies of any power of attorney under which any of such transfers may have been executed;

5.2.1.7 all the statutory and other books (duly written up to date) of the Company and its certificate of incorporation or registration and certificate of incorporation on change of name and common seals (if any);

5.2.1.8 letters of resignation in the Agreed Terms executed by the persons resigning as directors and secretary of the Company pursuant to clause 5.2.2.3;

5.2.1.9 evidence satisfactory to the Buyer that Astron, Vodafone UK, Vodafone Ireland, Verizon and Opal are aware of the proposed acquisition of the Company by the Buyer and will continue to trade with the customer on the same terms that apply immediately prior to Completion;

5.2.1.10 the title deeds to the Property;

5.2.1.11 all credit and charge cards held to the account of the Company and all other papers and documents belonging to the Company which are in the possession of the Sellers or any director of the Company except to the extent required by Andrew Wilson and David Latham pursuant to the service agreements referred to in clause 5.2.2.8 of this Agreement;

5.2.1.12 the Disclosure Letter duly executed;

5.2.1.13 the Escrow Agreement duly signed by the Seller's Solicitors;

5.2.1.14 a copy of the Accounts and Financial Statements in each case on a comparative basis;

5.2.1.15 a schedule of cash disbursements made or agreed to be made by the Company for the period from 31 October 2006 to Completion;

5.2.1.16 a schedule of cash receipts made or agreed to be made by the Company for the period from 31 October 2006 to Completion;

     (the schedules in clauses 5.2.1.15 and 5.2.1.6 being together the "Cash Schedules");

5.2.1.17 a counterpart of the Business Name Agreement duly executed by Paul Haworth;

5.2.1.18 a duly executed counter-part of the Business Name Assignment; and

5.2.1.19 evidence satisfactory to the Buyer that all stamp duty payable in relation to the Property has been paid;

5.2.2 procure:

5.2.2.1 the transaction of the other business referred to in the completion board minutes in the Agreed Terms;

5.2.2.2 such persons as the Buyer may nominate to be validly appointed as additional directors and secretary of the Company;

5.2.2.3 upon such appointment, the resignation of the directors and the secretary of the Company both from their respective offices and as employees;

5.2.2.4 the written resignation of the auditors of the Company incorporating an acknowledgment that they have no claim against the Company for any fees or disbursements, whether billed or unbilled, in respect of the period up to Completion and the statement referred to in section 394 of the Act;

5.2.2.5 the release of all Encumbrances given by the Company (whether to its bankers or otherwise) including, without limitation, the debenture granted to Lloyds TSB Bank plc on 22 February 2003 and of all guarantees given by the Company in respect of the obligations of any third party;

5.2.2.6 the repayment (by such method as the Buyer directs) without deduction or set-off of any and all sums owed to the Company by any of the Sellers, the directors of the Company and any person (other than a subsidiary of the Company) who is an associate of or connected with any of them;

5.2.2.7 the release in the Agreed Terms of any and all claims against the Company by each of the Warrantors and any person who is an associate of or connected with any of them, incorporating an acknowledgment by each that there is no agreement or arrangement under which any such claim might arise in the future;

5.2.2.8 that the Buyer and each of Andrew Wilson and David Latham enter into service agreements in the Agreed Terms;

5.2.2.9 that the Buyer and Paul Hurst enter into a compromise agreement in the Agreed Terms;

5.2.2.10 that by way of written resolution the Company adopts new articles of association in the Agreed Terms; and

5.2.2.11 existing mandates to the bankers of the Company are revoked and new instructions given in the form requested by the Buyer;

5.3  BUYER'S OBLIGATIONS

     On Completion, and against compliance by the Sellers with their obligations under clause 5.2, the Buyer shall:

5.3.1 make the payments required to be made on Completion in accordance with clause 3;

5.3.2 acknowledge receipt of the Disclosure Letter; and

5.3.3 deliver the Escrow Agreement duly signed by the Buyer's Solicitors; and

5.3.4 acknowledge the obligation on the Company in clause 5.4 of the Business Name Agreement and undertake to procure that the Company complies with such obligations to the extent it is able to do so.

5.4  DECLARATION OF TRUST IN RELATION TO THE SHARES

     Each of the Sellers declares that, for so long as he remains the registered holder of any of the Shares after Completion, he will:

5.4.1 stand and be possessed of them and of all dividends and other rights arising out of or in connection with them in trust for the Buyer and its successors in title;

5.4.2 at all times thereafter deal with and dispose of them and all such dividends and rights as the Buyer or any such successor may direct; and

5.4.3 at the request of the Buyer or any such successor vote at all meetings held during such period which he or she shall be entitled to attend as the holder of them in such manner as the Buyer or any such successor may direct.

     Each of the Sellers hereby irrevocably appoints the Buyer or any such successor to be its attorney and in its name and on its behalf to sign any written resolution of the members of the Company and to execute all instruments of proxy or other documents which the Buyer or any such successor may reasonably require and which may be necessary or expedient to enable the Buyer or any such successor to attend and vote at any such meeting. The Seller hereby irrevocably authorises the Buyer or any such successor on its behalf to sign any written resolution of the members of the Company and to execute all instruments of proxy or other documents which the Buyer or any such successor may reasonably require and which may be necessary or expedient to enable the Buyer or any such successor to attend and vote at any such meeting.

5.5  EMPLOYEE BENEFIT TRUST

5.5.1 Paul Ryder Haworth and Susan Patricia Haworth shall resign as director and secretary respectively of the Subsidiary in the Agreed Terms on the earlier of:

     (a) the distribution of the sums and assets held by Subsidiary as sole trustee of the Ryder Systems Employee Benefit Trust ("the EBT") in accordance with the terms of the EBT; and

     (b)  the date falling 90 days after Completion.

     It is acknowledged and agreed by the Buyer that prior to such resignations
     (i) it shall procure that there are no changes to the board of directors or secretary of Subsidiary and (ii) the sums and assets held on behalf of the EBT shall be distributed in accordance with the wishes and directions of Subsidiary acting through its board of directors.

5.5.2 The Warrantors shall promptly (and in any event by no later than the date falling 60 days after Completion) determine and notify to the Company and the Buyer in writing (the "Directions") of the amounts they wish, in their absolute discretion (subject to compliance at all times with the rules of the EBT), each employee or former employee of the Company or their connected persons to receive from the L260,000 (net of costs and expenses) (the "EBT Sale Proceeds") that the Subsidiary receives as proceeds for the sale of shares it holds in the Company to the Buyer (the "Disposal") after deduction therefrom (calculated by the Company acting reasonably) of:

5.5.2.1 the amount of capital gains tax that shall be payable by EBT in connection with the Disposal;

5.5.2.2 the amount (if any) of employer's national insurance contributions liabilities that arise or will otherwise be incurred by the Subsidiary or the Company in relation to the distribution of the amounts referred to in the Directions;

5.5.2.3 the amount (if any) of employees' national insurance contributions liabilities that arise or will otherwise be chargeable in relation to the distribution of the amounts referred to in the Directions;

5.5.2.4 the amount of PAYE liabilities (if any) that arise or will otherwise be chargeable in relation to the distribution of the amounts referred to in the Directions.

     (The amounts in clauses 5.5.2.1 to 5.5.2.4 together referred to in this clause 5.5 as the "Liabilities")

5.5.3 Upon receipt of the Directions the Buyer shall (to the extent that it is able by the exercise of its rights as a shareholder in the Company and directing the individuals it has appointed to the board of directors of the Company on Completion) procure that:

5.5.3.1 the Subsidiary (including all of its officers and its employees) shall promptly (and in any event within 7 days of receipt of the Directions by the Buyer) transfer to the Company the EBT Sale Proceeds;

5.5.3.2 the Company (including all of its officers and employees) shall apply the balance of the EBT Sale Proceeds it receives from EBT pursuant to clause 5.5.3 (after deduction therefrom of a sum equal to that required to discharge the Liabilities) to pay for and on behalf of EBT amounts to the employees or former employees of the Company or their connected persons in accordance with the Directions, provided that in making and carrying out the Directions and such payments the Warrantors and the Company shall at all times comply with the rules of the EBT;

5.5.3.3 use the EBT Sale Proceeds to discharge all of the Liabilities (other than the liabilities referred to in clause 5.5.3) for and on behalf of EBT, the relevant employees of the Company and/or the Company (as appropriate) as and when they fall due for payment; and

5.5.3.4 any amount of the EBT Sale Proceeds retained by the Company in respect of the Liabilities referred to in clause 5.5.3 may be applied by the Company towards the payment of employees' salaries in the ordinary course of business.

5.6  CUSTOMER DATABASES

5.6.1 It is acknowledged and agreed by the Buyer that Paul Ryder Haworth and any companies controlled by him may utilise the data contained in the Saleslogix CD Rom, subject always to Paul Ryder Haworth complying with his obligations under clause 6 (Confidential Information and Use of Names) and clause 7 (Restrictive Undertakings) and subject to clause 5.6.2.

5.6.2 Paul Ryder Haworth shall not disclose, sell, encumber, lease or otherwise dispose ("together Disclose") of any right, title or interest in the contents of the Saleslogix CD Rom or any part thereof except to any company within his control and/or ownership and only for the period during which such company is within his control and/or ownership. Mr Haworth shall procure that any such company shall not Disclosue the contents of such CD and shall not use such contents at any time when the Company is not within the control or ownership of Mr Haworth.

6.   CONFIDENTIAL INFORMATION AND USE OF NAMES

6.1 Each of the Sellers shall, after Completion, keep and procure to be kept secret and confidential all Confidential Information which relates to the Company or its business or is used in its business and shall not use nor disclose to any person any such Confidential Information save as required by their contract of employment (if any) with the Company or any member of the Buyer's Group and save as required by clause 5.6.

6.2 The obligations of confidentiality in this clause shall not extend to any matter which is in or becomes part of the public domain otherwise than by reason of a breach of the obligations of confidentiality in this Agreement or which any of the Sellers receives from a third party independently entitled to disclose it or required by law or regulatory authority to disclose. Each of the Sellers shall be permitted to disclose Confidential Information to the extent provided that that Seller shall first consult with the Buyer or is required to do so by their contract of employment (if any) with the Company or any member of the Buyer's Group.

6.3 Subject to and save to the extent provided in the Business Name Agreement none of the Sellers shall (save as required by their contract of employment (if any) with the Company or any member of the Buyer's Group), at any time after Completion, use in connection with any trade or business any corporate name, trade name, or logo, domain name or e-mail address which is confusingly similar to the name of the Company or to any corporate name, trade name, logo, domain name or e-mail address used by the Company at any time during the period of 5 years before Completion including without limitation the following:

     ANALYSIS
     SPLITBILL
     VOIP ANALYSIS
     DYNAMIC REPORTS

7.   RESTRICTIVE UNDERTAKINGS

7.1  Customers, suppliers and employees

     The Covenantor undertakes with the Buyer that he will not at any time during the period of two years and eleven months after Completion, directly or indirectly and whether alone or in conjunction with, or on behalf of or by way of assistance to, any other person:

7.1.1 canvass or solicit the custom of any person who was at any time during the period of six months before Completion a customer of the Company (or having been solicited by the Company as a prospective customer) for the supply of goods and/or services which are competitive with any of those supplied to such person (or in relation to which they were solicited) by the Company at any time during the period of six months before the Completion Date; or

7.1.2 do anything which he knows or ought reasonably to know would cause or be reasonably likely to cause any person who was at any time during the period of six months before the Completion Date a supplier to the Company of goods and/or services to cease or materially reduce its supply of those goods and/or services to the Company; or

7.1.3 solicit or entice away from the Company or employ or (directly or indirectly) offer employment or a consultancy to any person who is then an employee of the Company and who at Completion was:

7.1.3.1 an employee of the Company and likely (in the reasonable opinion of the Buyer) to be in possession of Confidential Information relating to, or able to influence the customer relationships or connections of, the Company or is in possession of Confidential Information relating to the following products of the Company: ANALYSIS, VOIP ANALYSIS, SPLITBILL, DYNAMIC REPORTS, SMARTBILL, OR EMPULSE; or

7.1.3.2 a senior employee, earning a salary of more than L20,000

7.1.4 except as the holder for investment of less than 5% in nominal value of the issued share capital of a company whose shares are listed on a recognised investment exchange (within the meaning of the Financial Services and Markets Act 2000) be engaged, concerned or interested within the Restricted Area in any Relevant Business.

7.2  DEFINITIONS

     For the purposes of clause 7.1, "Relevant Business" means any business which consists of or includes to a material extent the provision of billing facilities or billing analysis software or services to the telecommunications and datacommunications markets including fixed line and mobile communications and all methods of transmission which is competitive with any business carried on by the Company during the period of 12 months prior to Completion and "Restricted Area" means the countries listed in
     Schedule 8.

7.3  REASONABLENESS OF UNDERTAKINGS

     Each of the undertakings in clause 7.1 is:

7.3.1 considered by the parties to be reasonable;

7.3.2 a separate undertaking by each of the Covenantors and is enforceable by the Buyer (on behalf of itself and the Company) separately and independently of its right to enforce any one or more of the other undertakings in clause 7.1; and

7.3.3 given for the purpose of assuring to the Buyer the full benefit of the business and goodwill of the Company and in consideration of the agreement of the Buyer to acquire the Shares on the terms of this Agreement.

     Accordingly, if one or more of such undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the relevant Covenantors.

7.4  CESSATION OF BUSINESS

     Nothing in the undertakings set out in clause 7.1 shall be deemed to prohibit any action in respect of any business or part of any business in which (otherwise than as a result of any breach of any of those undertakings by the Covenantors) the Company and the Buyer and every member of the Buyer's Group have ceased to be involved prior to any event giving rise to a claim, or which would but for this clause 7.4 give rise to a claim, under this clause 7.

8.   INDEMNITIES

8.1 The Warrantors shall indemnify the Buyer and/or the Company and shall keep the Buyer and the Company indemnified against all liabilities suffered or incurred by the Company as a result of or in connection with:-

8.1.1 any claim against the Company by Paul Ryder Haworth or Susan Patricia Haworth in connection with their retirement from any office from and/or employment with the Company in accordance with any provision of this Agreement;

8.1.2 any claim against either of them by any person arising from any infringement by the Company of the Intellectual Property in connection with any source code owned or used by such person where such infringement occurred on or prior to Completion and/or such infringement occurs after Completion as a continuation (wholly or partly) of an infringement prior to Completion;

8.1.3 any claim against either of them any and all matters arising from the Share Options granted to Stuart Finch in respect of Shares in the Company and/or the lapse of such options;

     save to the extent that recovery is made by the Buyer or the Company under any policy of insurance.

9.   THIRD PARTY RIGHTS

9.1 For the avoidance of doubt and save as expressly provided in clause 8 and clause 10.3, nothing in this Agreement shall confer on any third party the right to enforce any provisions of this Agreement.

9.2 Notwithstanding that any provision of this Agreement may be enforceable by any third party this Agreement and its provisions may be amended, waived, modified, rescinded or terminated by the parties to this Agreement without the consent or approval of any third party.

10.  ASSIGNMENT

10.1 This Agreement shall be binding upon and endure for the benefit of the successors and assignees of the parties and in the case of individuals their respective estates and, subject to any succession or assignment being permitted by this Agreement, any such successor or assignee of the parties shall in its own right be able to enforce any term of this Agreement.

10.2 Save as permitted under this Agreement, none of the parties nor their respective successors and assignees shall be entitled to assign its rights or obligations under this Agreement without the prior written consent of the others save that the Buyer may assign its rights under this Agreement to a member of the Buyer's Group ("Permitted Assignee") subject always to the following:

10.2.1 where such assignee ceases to be a member of the Buyer's Group such assignee shall be obliged as soon as reasonably practicable after such cessation to assign the rights under this Agreement back to a member of the Buyer's Group; and

10.2.2 the assignor shall remain liable in respect of its obligations under this Agreement notwithstanding any such assignment, including for the avoidance of doubt the provisions of this clause 10.

10.3 The Buyer may at any time charge, grant security over or assign by way of security all or any of its rights under this Agreement and a beneficiary of any such charge, security or assignment may enforce any such right as if it had been named in this Agreement as the Buyer (and may recover hereunder on the same basis and to the same extent as the Buyer would otherwise have been entitled).

11.  WHOLE AGREEMENT

11.1 This Agreement together with all documents entered into or to be entered into pursuant to its provisions constitutes the entire agreement between the parties in relation to its subject matter and supersedes all prior agreements, understandings and discussions between the parties, other than representations made fraudulently.

11.2 Each of the parties acknowledges that it is not relying on any statements, warranties or representations given or made by the others in relation to the subject matter of this Agreement, save those expressly set out in this Agreement and other documents referred to above and that it shall have no rights or remedies with respect to such subject matter otherwise than under this Agreement (and the documents executed at the same time as it or entered into pursuant to it) save to the extent that they arise out of the fraud or fraudulent misrepresentation of any party or the confidentiality agreements dated 25 May 2006 and 14 July 2006.

12.  WAIVER

     The rights and remedies of a party in respect of this Agreement shall not be diminished, waived or extinguished by the granting of any indulgence, forbearance or extension of time by a party to another nor by any failure of or delay by a party in ascertaining or exercising any such rights or remedies. Any Release by a party shall not affect its rights and remedies as regards any other party nor its rights and remedies against the party in whose favour it is granted or made except to the extent of the express terms of the Release and no such Release shall have effect unless granted or made in writing. The rights and remedies in this Agreement are cumulative and not exclusive of any rights and/or remedies provided by law.

13.  PROVISIONS SURVIVING COMPLETION

     Insofar as the provisions of this Agreement shall not have been performed at Completion, they shall remain in full force and effect notwithstanding Completion.

14.  PROPER LAW AND JURISDICTION

     This Agreement shall be governed by the laws of England and Wales.

15.  JURISDICTION

     Any dispute arising under this Agreement shall be subject to the jurisdiction of the English courts and the parties waive any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.

16.  FURTHER ASSURANCE

     The Sellers shall at their own expense do such acts and things and execute such documents as the Buyer may at any time reasonably require for the purpose of assuring to the Buyer the full benefit of this Agreement and of any document to which it refers.

17.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which, when so executed and delivered, shall be an original, but all the counterparts shall together be deemed to constitute one and the same agreement.

18.  COSTS

     Each party shall, except where otherwise stated, pay its own costs of and incidental to this Agreement and its subject matter.

19.  SEVERABILITY

     The provisions of this Agreement are severable and distinct from one another, and, if at any time any of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the others shall not in any way be affected or impaired thereby.

20.  PUBLICITY

20.1 The parties shall forthwith upon make or procure to be made a press announcement in the Agreed Terms.

20.2 The Buyer and each member of the Buyer's Group shall be permitted to make such disclosure in connection with the subject matter of this Agreement as is required by the Federal or State Law, of the United States of America or the rules of any regulatory body to which it is subject after (to the extent practicable) prior consultation with Paul Ryder Haworth (one of the Sellers).

20.3 Each of the parties shall both before and after Completion, but subject to clauses 20.1 and 20.2, keep the contents of this Agreement strictly private and confidential and shall not without the prior written consent of the Buyer (in the case of any of the Sellers) or of Paul Ryder Haworth (in the case of the Buyer) disclose any or all of them to any person or makes any other announcement relating to the transactions hereby agreed upon except to the extent required by law or to their professional advisers who are subject to a duty of confidentiality and each member of the Buyer's Group and except that the Buyer shall be entitled to make references to the transactions hereby agreed upon in its future annual reports and financial statements to the extent required by the law, rules and regulations applicable to such reports and statements.

21.  NOTICES

21.1 Any Notice relating to this Agreement shall be in writing delivered personally or sent by pre-paid first class post or facsimile transmission to the address of the party to be served given herein or such other address as may be notified for this purpose (or, by way of service upon all of the Sellers or the Warrantors, to the Sellers' Solicitors, quoting their reference SSG/23581.1).

21.2 Any such Notice: shall, if sent by post, be deemed to have been served 24 hours after despatch (or 48 hours after despatch in the case of airmail) and, if delivered by hand or sent by facsimile transmission, be deemed to have been served at the time of such delivery or transmission.

     If, however, in the case of delivery by post a period of 24 hours after despatch would expire on, or if, in the case of delivery by hand or facsimile transmission, such delivery or transmission occurs on, a day which is not a Business Day or after 4.00 p.m. on a Business Day, then service shall be deemed to occur on the next following Business Day.

21.3 In proving service it shall be sufficient to prove, in the case of a letter, that such letter was properly stamped, addressed and placed in the post and, in the case of a facsimile transmission, it shall be sufficient to produce a transmission report showing that transmission was duly and fully made to the correct number.

21.4 Any such Notice shall be deemed to have been given to the personal representatives of a deceased Seller, notwithstanding that no grant of representation has been made in respect of his or her estate, if the Notice is given to the Sellers' Solicitors in accordance with clause 21.1, to the deceased Seller by name or to his or her personal representatives by title at the relevant Seller's address given herein or at such other address as may have been notified by them in writing to the sender as being their address for service.

21.5 Each of the Sellers irrevocably and unconditionally appoints the Sellers' Solicitors as his agent for the service of any Notice or proceedings arising out of or in connection with this Agreement and the transactions hereby agreed upon.

IN WITNESS of which this deed has been executed and unconditionally delivered the day and year first above written.

                                   SCHEDULE 1

                                   THE SELLERS

                                                              DUE PROPORTION OF     RELEVANT
NAME AND ADDRESS OF SELLER                SHARES             PURCHASE PRICE (%)   PERCENTAGE %
--------------------------                ------             ------------------   ------------
Paul Ryder Haworth              400 A Ordinary Shares and           43.04              50
54 Shasta Avenue                350 B Ordinary Shares
East Brighton
Victoria 3187
Australia

Susan Patricia Haworth          400 A Ordinary Shares and           43.04              50
54 Shasta Avenue                350 B Ordinary Shares
East Brighton
Victoria 3187
Australia

Ryder Systems Trustee Limited   100 B Ordinary Shares                4.64               0
(Company number 4322454)
Unit 504
Daisy Field Business Centre
Appleby Street
Blackburn
Lancashire
BB1 3BL

Andrew Wilson                   100 B Ordinary Shares                4.64               0
The Mount
Eastham Street
Clitheroe
BB7 2HY

David Latham                    100 B Ordinary Shares                4.64               0
17 Keats Way
Cottam
Preston
PR4 0NL

                                   SCHEDULE 2

                                   THE COMPANY

Name:                       Ryder Systems Limited

Registered in England no:   2185983

Date of incorporation:      30 October 1987

Authorised share capital:   L2,000 divided into 1000 A Ordinary Shares of L1
                            each and 1000 B Ordinary Shares of L1 each

Issued share capital:       800 A Ordinary Shares of L1 each and 1000 B ordinary
                            shares of L1 each

Directors:                  Paul Ryder Haworth
                            Susan Patricia Haworth

Secretary:                  Susan Patricia Haworth

Auditors:                   Ainsworths

Registered office:          Unit 504
                            Daisy Field Business Centre
                            Appleby Street
                            Blackburn
                            Lancashire
                            BB1 3BL

                                 THE SUBSIDIARY

Name:                       Ryder Systems Trustee Limited

Registered in England no:   4322454
3

Date of incorporation:      14 November 2001

Authorised share capital:   L1,000 of divided into 1,000 Ordinary Shares of L1
                            each

Issued share capital:       2 Ordinary Shares of L1 each

Directors:                  Paul Ryder Haworth

Secretary:                  Susan Patricia Haworth

Auditors:                   None

Registered office:          Unit 504
                            Daisy Field Business Centre
                            Appleby Street
                            Blackburn
                            Lancashire
                            BB1 3BL

                                   SCHEDULE 3

                                    PROPERTY

ADDRESS                             TERM AND RENT             DATE AND PARTIES
-------                             -------------             ----------------
Office suites 502, 504 and   3 years from and including    Tenancy Agreement
506 Daisyfield Business      1 January 2006. Rent at the   dated 8 February 2006
Centre, Appleby Street,      rate of L72,850 per annum     and made between
Blackburn                    for year 1, L73,850 per       European Settled
                             annum for year 2 and          Estates Plc (1) and
                             L74,850 per annum for year    Ryder Systems Limited
                             3                             (2)

                                   SCHEDULE 4

                                      TAX

                               PART 1 DEFINITIONS

1.   INTERPRETATION

1.1 In this schedule, unless the context otherwise requires, the following words and expressions shall have the following meanings:

"Accounts Relief"          (a)  any  Relief  which was  treated as an asset
                                of the Company in the Accounts; or

                           (b) any Relief which was taken into account in computing (and so reducing or eliminating) any provision for Tax which appears in the Accounts or which would have appeared in the Accounts but for the presumed availability of such Relief;

"Event" any act, omission, event, fact or circumstance whatsoever (whether actual or deemed or treated as occurring for any purpose);

"ICTA"                     Income and Corporation Taxes Act 1988;

"ITEPA"                    Income Tax (Earnings and Pensions) Act 2003;

"loss" includes the loss, denial, clawback or cancellation in whole or in part of any Relief and derivative words (such as "lost")

                           shall be construed accordingly;

"Post Completion Relief"   any Relief which arises as a result of any Event
                           which has occurred or occurs after Completion or in
                           respect of any period commencing on or after
                           Completion;

"Relevant Latham Event"    the exercise on or around the date of this agreement
                           by David Latham of his option over 100 "B" Ordinary
                           Shares of L1.00 each in the capital of the Company;

"Relevant Person"          the Warrantors and any person (except the Buyer or
                           the Company):

                           (a) who before Completion was a member of the same group of companies for any Tax purpose ("Group
                                Person"); or

                           (b) with whom, before Completion the Company or, at any time, the Warrantors or any Group Person is connected; or

                           (c) any person who stands or has stood in a direct or indirect relationship with the Company at any time before Completion such that failure by such person at any time to pay any Tax could result in an assessment on the Company under section
                                767A or section 767AA ICTA;

"Relevant Wilson Event"    the exercise on or around the date of this agreement
                           by Andrew Wilson of his option over 100 "B" Ordinary
                           Shares of L1.00 each

                           in the capital of the Company;

"Relief"                   (a)  any relief, allowance, exemption, set-off,
                                deduction or credit available from, against, or
                                in relation to, Tax or in the computation for
                                any Tax purpose of income, profits or gains; and

                           (b)  any right to repayment of Tax;

"Tax"                      (a)  any tax, duty, impost, levy, deduction or
                                withholding, past or present, of the United
                                Kingdom or elsewhere; and

                           (b) (except as is attributable to the delay or to any act, default or omission after Completion of the Company, the Buyer or any person acting on their behalf), any interest, charge, surcharge, penalty, fine or other imposition relating to or arising in connection with any tax, duty, impost, levy, deduction or withholding mentioned in paragraph (a) of this definition or to any account, record, form, return or computation required to be kept, preserved, maintained or submitted to any person for the purpose of any such tax, duty, impost, levy, deduction or withholding;

"Tax Authority"            any authority, whether of the United

                           Kingdom or elsewhere, competent to impose, assess or collect Tax, including HM Revenue & Customs;

"Tax Claim"                any notice, demand, assessment, letter or other
                           document issued, or action taken, by or on behalf of
                           any Tax Authority and the submission of any Tax form,
                           return or computation from which, in either case, it
                           reasonably appears to the Buyer that the Company is
                           or may be subject to a Tax Liability or other
                           liability in respect of which the Warrantors are or
                           may be liable under this Schedule 4;

"Tax Liability"            (a)  any liability (including a liability which is a
                                primary liability of some other person and
                                whether or not there is a right of recovery
                                against another person) to make an actual
                                payment of an amount in respect of Tax;

                           (b) any liability (including a liability which is a primary liability of some other person and whether or not there is a right of recovery against another person) to make a payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by any Accounts Relief or Post Completion Relief;
                                and

                           (c) the disallowance, loss, clawback, reduction, restriction or modification of any Accounts

                                Relief;

"Tax Legislation"          any statute, statutory instrument, regulation or
                           legislative provision providing for, imposing, or
                           relating to, Tax;

"Tax Warranties"           the warranties contained in part 2 of this Schedule
                           4;

"TCGA"                     Taxation of Chargeable Gains Act 1992;

"VAT"                      value added tax;

"VATA"                     Value Added Tax Act 1994;

"VAT Group"                any group of companies for the purpose of section 43
                           VATA of which the Company is or has been a member on
                           or before Completion.

1.2 In this schedule "Company" shall in addition to the Company include every subsidiary of the Company to the intent and effect that the provisions of this schedule shall apply to and be given in respect of each subsidiary as well as the Company.

1.3 Any reference to an Event or the consequences of an Event occurring on or before Completion shall include the combined effect of:

1.3.1 any two or more Events, all of which shall have taken place or be deemed (for the purposes of any Tax Legislation) to have taken place on or before Completion; or

1.3.2 any two or more Events, at least one of which shall have taken place or be deemed (for the purposes of any Tax Legislation) to have occurred on or before Completion or in the ordinary course of business after Completion.

1.4 Any reference to a Tax Liability in respect of income profits or gains earned, accrued or received on or before Completion shall include a Tax Liability in respect of income profits or gains deemed to have been or treated or regarded as earned, accrued or received for the purposes of any Tax Legislation on or before Completion and any reference to Tax Liability on the happening of any Event shall include a Tax Liability where such Event (for the purposes of the Tax Legislation in question) is deemed to have occurred or treated or regarded as having occurred.

1.5 Any stamp duty which would be payable on any document in order for it to be produced as evidence in Court (whether or not such document is presently within the United Kingdom), provided that such document is either necessary to establish the title of the Company to any asset or is a document in the enforcement or production of which the Company is interested, and any interest, fine or penalty relating to any such stamp duty will be deemed to be a liability of the Company to make an actual payment of Tax on the date on which the document was executed and "Tax Liability" shall be construed accordingly.

1.6 In determining for the purposes of this Schedule 4 whether a charge on, or power to sell, mortgage or charge, any of the shares or assets of the Company exists at any time, the fact that any Tax is not yet payable or may be paid by instalments shall be disregarded and such Tax shall be treated as becoming due and the charge or power to sell, mortgage or charge shall be treated as arising on the date on which HM Revenue & Customs gave notice of the liability to the Company or the Buyer.

                              PART 2 TAX WARRANTIES

1.   RETURNS NOTICES AND RECORDS

1.1 All accounts, computations, notices and returns required to be made or submitted by the Company to any Tax Authority and all notices and information required to be given by the Company to any Tax Authority (including all returns and other documents or information in respect of PAYE and National Insurance) have been properly and duly prepared and punctually made, submitted or given by the Company and are up-to-date and correct.

1.2 The Company is not and, in the period of six years ended on the date of this document, has not been, in dispute with or subject to enquiry or investigation, visits, discoveries or access orders by any Tax Authority (other than routine enquiries concerning the corporation tax computations of the Company, all of which have been resolved) and, so far as the Warrantors, are aware there are no facts or circumstances likely to give rise to or be the subject of any such dispute, enquiry or investigation.

1.3 The Company has (to the extent required by law) preserved and retained in its possession complete and accurate records relating to its Tax affairs (including PAYE and National Insurance records, VAT records and records relating to transfer pricing) and the Company has sufficient records relating to past events to calculate the profit, gain, loss, balancing charge or balancing allowance (all for Tax purposes) which would arise on any disposal or on the realisation of any assets owned at the Accounts Date or acquired since that date but before Completion.

1.4 All disallowable expenditure has been properly identified and dealt with in the tax computations.

1.5 Research and development claims have been made on a proper basis and the Company has identified qualifying activities and qualifying expenditure.

2.   PAYMENT OF TAX

     The Company has duly and punctually paid all Tax (including Tax required to be deducted or withheld from payments) to the extent that the same ought to have been paid and has not in the last six years paid or become liable to pay any penalty or interest charged by virtue of the provisions of any Tax Legislation.

3.   CONCESSION

     The Company has not during the period of three years ending on the date of this document relied on any formal or informal unpublished concession, dispensation or practice (whether general or specific to the Company) which affects the amount of Tax chargeable on the Company or which purports to modify or provide exemption from any obligation to make or submit any computation notice or return to any Tax Authority.

4.   DEDUCTIONS AND WITHHOLDINGS

     The Company has made all deductions and withholdings in respect of, or on account of, any Tax (including amounts required to be deducted under the PAYE and National Insurance systems) from any payments made by it which it is obliged or entitled to make and (to the extent required to do so) has accounted in full to the relevant Tax Authority for all amounts so deducted or withheld.

5.   PAYE

     The Company has not been notified that any PAYE audit or visit by the Department of Social Security will be or is expected to be made. The Disclosure Letter gives full details of all dispensations or notices received by the Company under Section 65 of ITEPA (dispensations) and of all PAYE settlement agreements entered into under Chapter 5 of Part 11 of ITEPA by the Company.

6.   CLOSE COMPANIES

6.1 The Company is not and never has been a close investment holding company or a close company within the meaning of section 13A ICTA.

6.2  The Company has not at any time within the 6 years preceding Completion:

6.2.1 made or agreed to make any loan, advance or payment or given or agreed to give any consideration falling within sections 419 to 422 ICTA (charges to tax in connection with loans) or released or written off or agreed to release or write off the whole or any part of such loans or advances; or

6.2.2 made a transfer of value which is or may be liable to Taxation under the provisions of sections 94, 99 or 199 of the Inheritance Act 1984.

6.3  The Company has never made any distribution within section 418 ICTA.

7.   CAPITAL GAINS

7.1  The sum which would be allowed as a deduction from the consideration under section 38 TCGA (acquisition and disposal costs etc) of each asset of the Company (other than trading stock) if disposed of on the date of this document:

7.1.1 would not be less than (in the case of an asset held on the Accounts Date) the book value of that asset shown or included in the Accounts or (in the case of an asset acquired since the Accounts Date) an amount equal to the consideration given for its acquisition; and in particular

7.1.2 would not be treated or deemed for the purposes of Tax to have been reduced by reason of any claim made under sections 152 (roll-over relief), 153 (assets only partly replaced), 165 (relief for gifts of business assets) or 175 (group rollover) TCGA or by reason of the operation of section 17 (disposals and acquisitions treated as made at market value) or sections 126 to 140 TCGA (re-organisation of share capital, conversion of securities etc).

7.2 No transaction has been entered into by the Company to which the provisions of section 18 (transactions between connected persons) TCGA have been or could be applied.

7.3 No claims or elections have been made by the Company under sections 23, 24(2), 242(2), 247 and 248 TCGA.

8.   CAPITAL ALLOWANCES

8.1 No balancing charge in respect of any capital allowances claimed or given would arise if any asset of the Company (or, where computations are made for capital allowances purposes for pools of assets, all the assets in that pool) were to be realised for a consideration equal to the amount of the book value thereof as shown or included in the Accounts (or, in the case of any asset acquired since the Accounts Date, for a consideration equal to the consideration given for the acquisition).

8.2 All capital allowance claims have been properly made in accordance with the relevant tax legislation.

8.3 There is no non-qualifying expenditure or other amount in respect of which a claim has not yet been made but could be made if included in the next corporation tax return.

8.4  The Warrantors confirm that:

8.4.1 no capital allowances have been claimed under an election with an equipment lessor;

8.4.2 none of the anti-avoidance provisions under Chapter 17 of Part 2 of the Capital Allowances Act 2001 apply;

8.4.3 no short life asset elections have been made; and

8.4.4 no long life assets have been acquired.

9.   SECONDARY LIABILITY

     So far as the Warrantors are aware, no Event has occurred in consequence of which the Company is made or held liable to pay or bear any Tax which is primarily chargeable against or attributable to some person, firm or company other than the Company or its directors or employees.

10.  STAMP DUTIES

10.1 Each document in the possession or under the control of the Company or to the production of which the Company is entitled and on which the Company relies or may rely on for any purpose whatsoever and which in the United Kingdom requires any stamp has been properly stamped or marked as appropriate and no such document which is outside the United Kingdom would attract stamp duty if it were to be brought into the United Kingdom.

10.2 The Company does not hold any interest in real property situated in the United Kingdom which was granted or transferred to it in the three years prior to the date of this agreement where such grant or transfer was the subject of an application for relief from stamp duty under section 42 of the Finance Act 1930, section 151 of the Finance Act 1995 or section 76 of the Finance Act 1986 or under equivalent provisions relating to stamp duty land tax in the Finance Act 2003.

10.3 The Company has not entered into any agreement for the sale of an estate or interest in real property situated in the United Kingdom in the 90 days prior to Completion.

10.4 The Company has complied in all respects with the provisions of Part IV of the Finance Act 1986 (Stamp Duty Reserve Tax) and any regulations made under such legislation.

10.5 The Company is not and has never been party to a "land transaction" for the purposes of section 43 Finance Act 2003.

10.6 The entering into of this Agreement by the Company will not result in any stamp duty or stamp duty land tax reliefs claimed on or before Completion being withdrawn.

11.  ANTI-AVOIDANCE

     The Company has never been party to any non-arm's length transaction or been party to or otherwise involved in any scheme or arrangement the main purpose, or one of the main purposes, of which was to avoid Tax.

12.  VALUE ADDED TAX

12.1 The Company is registered as a taxable person for VAT purposes in the United Kingdom under schedule 1 VATA and has never been treated as (nor applied to be) a member of a group of companies for VAT purposes.

12.2 The Company is not registered (nor required to be registered) for local VAT or its equivalent in any state other than the United Kingdom.

12.3 The Company has complied in all material respects with all the requirements of VATA and all application regulations and orders, and has fully maintained complete, correct and up-to-date records, invoices and other necessary documents.

12.4 The Company is not in arrears with any payment and has not failed to submit any return (fully and properly completed) or information required in respect of

     VAT and is not liable or likely to become liable to any abnormal or non-routine payment or default surcharge or any forfeiture or penalty or subject to the operation of any penal provision.

12.5 No circumstances exist whereby the Company would or might become liable for value added tax pursuant to the provisions of sections 47 (agents etc) or 48 (tax representatives) VATA.

12.6 The Company has not made and is not otherwise bound by any election made pursuant to paragraph 2 of schedule 10 VATA.

12.7 The Company has not been party to a transaction to which Article 5 of the Value Added Tax (Special Provisions) Order 1995 (transfer of business as a going concern) has (or has purported to have been) applied.

12.8 No asset of the Company held within the 10 years prior to Completion has been or is a capital item, the input tax on which could be subject to adjustment in accordance with the provisions of Part XV of the Value Added Tax Regulations 1995.

13.  GROUPS

13.1 No Tax is or may become payable by the Company pursuant to section 190 TCGA (tax on one member or group recoverable from another member) in respect of any chargeable gain accruing prior to Completion.

13.2 The Company has not at any time within the period of six years ending with the date of this document acquired any asset (other than as trading stock) from any other company which at the time of the acquisition was a member of the same group of companies as the Company (as defined in section 170 TCGA (groups of companies: definitions)) and no member of any group of companies of which the Company is, or has at any material time been, the principal company (as defined in section 170 TCGA (groups of companies: definitions)) has so acquired any asset.

13.3 The Company has not in the last seven years ceased to be a member of a group of companies for the purposes of section 178 or 179 TCGA (company ceasing to be member of a group).

13.4 There are no assets currently owned by the Company in respect of which a charge may arise on the sale of the Company pursuant to this Agreement under Section 179 TCGA (company ceasing to be a member of a group).

14.  LOAN RELATIONSHIPS

14.1 No amount in relation to which the Company is a debtor or creditor and reflected in the Accounts or existing on the date of this agreement constitutes a loan relationship of the Company and no interest arising is allowable as a debit for tax when included in the Accounts.

14.2 No Tax Liability or non-trading deficit would arise from any loan relationship of the Company as a result of any debt under such loan relationship being settled in full or in part at Completion.

14.3 In relation to each of its loan relationships, the Company operates and has, in each accounting period of the Company ending after 31 March 2000, operated an accruals basis of accounting authorised under section 85 of the Finance Act 1996.

15.  INHERITANCE TAX

     There is no unsatisfied liability to inheritance tax attached or attributable to the assets of the Company or the shares of the Company and neither such assets nor such shares are subject to an HM Revenue & Customs charge.

16.  FOREIGN CONNECTIONS

16.1 The Company has never been resident outside the United Kingdom for the purposes of any tax legislation.

16.2 The Company does not have (and in the period of three years ending on the date of this document has not had) any branch agent, or permanent establishment (within the meaning of the OECD Model Double Taxation Agreement) outside the United Kingdom.

16.3 The Company does not have (and has not in the last seven years had) any interest in a controlled foreign company within the meaning of sections 747 and 752 ICTA and has no interest in an overseas company which could cause an apportionment under Section 13 TCGA.

16.4 The Warrantors confirm that no application for consent has been made or should have been made pursuant to the provisions of Section 765 ICTA and no notice has been given or should have been given pursuant to the provisions of Section 765 A ICTA.

                               PART 3 TAX COVENANT

1.   WARRANTORS COVENANT

     Subject to part 4 of this schedule, the Warrantors covenant with the Buyer to pay to the Buyer an amount equal to:-

1.1  any Tax Liability of the Company:

1.1.1 arising in respect of, by reference to, or in consequence of, any Event which occurred on or before Completion;

1.1.2 arising in respect of, by reference to, or in consequence of, any income profits or gains earned, accrued or received by the Company on or before or in respect of a period ended on or before Completion; or

1.1.3 arising or assessed as a consequence of the failure of a Relevant Person at any time to pay Tax;

1.2 any Tax Liability which arises as a result of any supply, acquisition or importation made or deemed to be made for the purposes of VAT by any member of any VAT Group other than the Company;

1.3 any liability of the Company to make a payment in respect of, or in consequence of, any indemnity, covenant or guarantee relating to Tax given by the Company on or before Completion;

1.4  any liability in respect of inheritance tax which:

1.4.1 is at, or becomes after Completion, as a result of the death of any person within seven years after a transfer of value (or a deemed transfer of value) on or before Completion, a charge on any of the shares or the assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or the assets of the Company; or

1.4.2 arises as a result of a transfer of value occurring or being deemed to occur on or before Completion whether or not in conjunction with the death of any person (whenever occurring) which increased or decreased the value of the estate of the Company;

1.5 any Tax Liability in respect of the emoluments or benefits in kind of employees or directors of the Company arising in respect of periods ended on or before Completion and arising from their employment or directorships with the Company or in respect of services rendered by an individual to the Company where Tax has not been properly accounted for as required on or prior to Completion or proper returns have not been made as required on or prior to Completion in respect of emoluments and which the Company decides to pay, whether or not the liability for such Tax may be the liability of the employees or directors;

1.6  the EMI Liabilities (as defined in clause 3.4);

1.7 a sum equal to the amount included in the Completion Accounts for any Relief under Schedule 23 of the Finance Act 2003, unless the Company is able to obtain Relief of at least such amount under, pursuant to or otherwise in accordance with Schedule 23 of the Finance Act 2003 in respect of the exercise of the options granted to David Latham and Andrew Wilson referred to in the definition of the EMI Liabilities against the income, profits or gains of the Company made during the current accounting period;

1.8 any reasonable costs, fees or expenses incurred by the Company or the Buyer in connection with:

1.8.1 any Tax Liability or other liability in respect of which the Warrantors are liable under any of paragraphs 1.1 to 1.6 above; or

1.8.2 taking or defending any action (including limited to legal proceedings) under this schedule at the request or direction of the Warrantors.

                        PART 4 LIMITATIONS AND PROCEDURE

1.   RESTRICTION ON VENDOR'S LIABILITY

1.1 The provisions of paragraphs 2.1 (maximum liability) and 1.2 (time limits) of Schedule 6 shall apply to this schedule as if the same were set out herein in full and the liability of the Warrantors under this schedule shall be limited or excluded accordingly.

1.2 The covenants contained in part 3 of this schedule shall not extend to any Tax Liability to the extent that:

1.2.1 such Tax Liability was paid or discharged on or before Completion;

1.2.2 specific provision or reserve (other than a deferred tax provision or reserve) in respect of that Tax Liability was made in the Accounts or the Completion Accounts;

1.2.3 such Tax Liability arises or is increased as a result of any change in Tax Legislation or published practice or any withdrawal of any published extra-statutory concession by a Tax Authority or any increase in rates of Tax (in each case) announced after Completion which has retrospective effect;

1.2.4 such Tax Liability would not have arisen but for any voluntary act or transaction carried out after Completion by the Buyer or Company, provided that this paragraph 1.2.4 shall not apply to any act or transaction:

1.2.4.1 required by law or carried out or effected by the Company pursuant to a legally binding commitment created or entered into before Completion; or

1.2.4.2 which consists of communicating information to any Tax Authority; or

1.2.4.3 carried out or effected by the Company in the ordinary course of its business.

1.2.5 such Tax Liability arises by reason of a disclaimer by the Company or a revision to a claim by the Company after Completion of the whole or part of any allowance to which the Company is entitled under the Capital Allowances Act 2001 or by reason of the revocation or revision by the Company after Completion of any claim for Relief made (whether provisionally or otherwise) by it prior to Completion; or

1.2.6 to the extent that such Tax Liability arises as a result of any changes after Completion in the bases, methods or policies of accounting of the Company provided that such changes are not required in order to correct previous bases, methods or policies of accounting which did not comply with generally accepted United Kingdom accounting principles or an applicable FRS in force at the relevant time;

1.2.7 to the extent that a claim arising out of the same circumstances has been satisfied under this Agreement;

1.2.8 to the extent that such Tax Liability arises from the winding-up or cessation of any business of the Company after Completion;

1.2.9 to the extent that such Tax Liability would not have arisen or would have been reduced or eliminated but for a failure or omission on the part of the Company or the Purchaser after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing the making or giving or doing of which was taken into account in preparing the Accounts or Completion Accounts of which the Warrantors have notified the Buyer whether by means of the Disclosure Letter or otherwise in writing.

1.3 The Warrantors shall not be liable in respect of a breach of any of the Warranties if and to the extent that the loss occasioned thereby has been recovered under the Tax Covenants and vice versa.

2.   RECOVERY FROM THIRD PARTIES

2.1 If, before the sixth anniversary of the date of this document, the Company is entitled to recover from any other person any amount which is referable to a Tax Liability of the Company in respect of which the Warrantors have made a payment under this schedule, the Buyer shall procure that, so far as reasonable, reasonable steps are taken to enforce that recovery, and the Buyer will repay to the Warrantors the lesser of:

2.1.1 the amount so recovered (less any losses, costs, damages and expenses properly and reasonably incurred by the Company, or the Buyer or any other member of the same group of companies as the Buyer as a result of effecting recovery of that amount); and


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2.1.2 the amount paid by the Warrantors under this schedule in respect of the
     Tax Liability in question, less any part of such amount previously repaid to the Warrantors under any provision of this agreement or otherwise.

3.   NO DEDUCTIONS OR WITHHOLDINGS

3.1 Save only as may be required by law, all sums payable by the Warrantors under this schedule shall be paid free and clear of all deductions or withholdings whatsoever.

3.2 If any deductions or withholdings are required by law to be made from any payment under this schedule, the Warrantors shall pay such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

4.   TAX ON PAYMENTS

     If any sum payable by the Warrantors to the Buyer under this schedule is (or but for the availability of any Accounts Relief or Post Completion Relief would be) subject to a Tax Liability in the hands of the Buyer, the Warrantors shall pay to the Buyer such sum as is necessary to ensure that the amount received by the Buyer is not less than the amount it would have received had the payment not been subject to Tax.

5.   DATE FOR PAYMENT

5.1 Where the Warrantors become liable to make a payment pursuant to the provisions of this schedule, the due date for the making of that payment in cleared funds shall be:

5.1.1 the date falling 10 Business Days after the date on which the Company or (as the case may be) the Buyer has notified the Warrantors of the amount of the payment required to be made; or

5.1.2 in any case involving a liability of the Company or the Buyer to make an actual payment (whether or not a payment of Tax), the later of the date falling 10 Business Days after the date on which the Company or (as the case may be) the Buyer has notified the Warrantors of the amount of the payment required to be


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

     made and the date falling 10 Business Days before the last date on which the payment in question is required to be made to the person entitled to the payment (after taking into account any postponement of the due date for payment of any Tax which is obtained).

6.   INTEREST ON LATE PAYMENTS

     If any payment required to be made by the Warrantors under this schedule is not made by the due date for payment thereof, then that payment shall carry interest from that due date until the date when the payment is actually made at the rate of 2 per cent above the base rate from time to time of Lloyds TSB Bank Plc compounded quarterly.

7.   PRICE REDUCTION

     Any payment by the Warrantors under this schedule shall (so far as possible) be treated as a reduction in the consideration paid for the Shares, provided that nothing in this paragraph 7 shall limit or exclude the liability of the Warrantors under this Agreement.

8.   TAX CLAIMS

8.1 If the Buyer or the Company shall become aware of any Tax Claim which is likely to give rise to a liability of the Warrantors under this schedule the Buyer shall (or shall procure that the Company shall) as soon as reasonably practicable(and in any event within 10 Business Days) give notice thereof to the Warrantors but so that such notice shall not be a condition precedent to the liability of the Warrantors hereunder.

8.2 Subject to paragraph 8.3, if the Warrantors shall indemnify the Company and the Buyer to the reasonable satisfaction of the Buyer against all losses, costs, damages and expenses (including interest on overdue Tax) which may be incurred thereby, the Buyer shall (and shall procure that the Company shall), in accordance with any reasonable instructions of the Warrantors promptly given by notice to the Buyer (but subject to paragraphs 8.2.1 to 8.2.3 inclusive), seek to avoid, dispute, resist, appeal, compromise or defend such Tax Claim provided always that:


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8.2.1 the Company shall not be obliged to appeal against any assessment for Tax raised on it if, having given the Warrantors notice of the receipt of that assessment complying with paragraph 8.1, it has not within 15 days thereafter received instructions from the Warrantors, in accordance with the provisions of this paragraph 8.2, to make that appeal;

8.2.2 the Buyer and the Company shall not be obliged to comply with any instruction of the Warrantors which involves contesting any assessment for Tax before any court or other appellate body (excluding the Tax Authority in question) unless the Warrantors furnish the Buyer with the written opinion of Tax Counsel of at least 5 years' call to the effect that an appeal against the assessment for Tax in question will, on the basis of probabilities, be won.

8.3 The Warrantors shall (subject to the Buyer and/or the Company being indemnified to their reasonable satisfaction against any costs, expenses, losses, liabilities, damages, claims, demands and penalties (including any additional Taxation) which may be thereby incurred or suffered) be entitled at their cost and expense to have conduct of all or any discussions and negotiations with HM Revenue & Customs regarding or relevant to the Tax payable as a result of the Relevant Latham Event and/or the Relevant Wilson Event including avoiding, resisting, appealing against, negotiating, compromising or defending a claim or instituting any proceedings in relation to any such claim. The Buyer shall allow the Warrantors and their professional advisers to have reasonable access during normal business hours on reasonable advance notice to the books and records of the Company relevant to such matters, and (at the Warrantors' reasonable cost and expense) to take copies thereof and extracts therefrom, and generally to have all such information as may from time to time be available to the Buyer and/or the Company in connection therewith. The Warrantors shall promptly keep the Buyer informed and updated with the progress of their discussions and negotiations referred to in this paragraph 8.3.

9.   TAX AFFAIRS

9.1 The Buyer or their duly authorised agents or advisers shall prepare, submit and agree the corporation tax computations and returns of the Company ("Tax Computations") for its accounting period(s) (within the meaning of section 12 of


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

     ICTA) commencing during the period from the Accounts Date to Completion ("Relevant Accounting Period(s)").

9.2 The Buyer shall deliver to the Warrantors for comments any Tax Computation return document or correspondence and details of any information or proposal ("Relevant Information") which it intends to submit to HM Revenue & Customs before submission to HM Revenue & Customs and shall take account of the reasonable comments of the Warrantors and make such amendments to the Relevant Information as the Warrantors may reasonably require in writing within 30 days of the date of delivery of the Relevant Information prior to its submission to HM Revenue & Customs.

9.3 The Buyer shall deliver to the Warrantors copies of any correspondence sent to, or received from, HM Revenue & Customs relating to the Tax Computations and returns and shall keep the Warrantors fully informed of its actions under this paragraph.

9.4  Subject to paragraphs 9.2 to 9.3, the Buyer shall or shall procure that:

9.4.1 the Company properly authorises and signs the Tax Computations and makes and signs or otherwise enters into all such elections, surrenders and claims and withdraws or disclaims such elections, surrenders and claims and gives such notices and signs such other documents as the Warrantors shall require in relation to the Relevant Accounting Period(s);

9.4.2 the Company provides to the Warrantors such information and assistance, including such access to its books, accounts and records which may reasonably be required to review and agree the Tax Computations;

9.4.3 any correspondence which relates to the Tax Computations shall, if received by the Buyer or any Company or its agents or advisers, be properly and within a reasonable period of time copied to the Warrantors.

9.5 In respect of any matter which gives or may give the Buyer a right to make a Tax Claim, the provisions of paragraph 8 with respect to appeals and the conduct of disputes shall apply instead of the provisions of this paragraph 9.


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9.6  The Warrantors and the Buyer shall use all reasonable endeavours to agree the Tax Computations as soon as reasonably practicable and shall deal with all such matters promptly and diligently and within applicable time limits.

10.  MINIMUM AMOUNTS

     The Warrantors shall have no liability for a claim under part 3 of this Schedule unless such claim would, when aggregated with all other such claims under part 3 of this Schedule, equal or exceed L10,000 (ten thousand pounds) but any such claim shall not be limited to the excess over the amount specified in this paragraph and for the purposes of this paragraph all claims arising out of the same subject matter shall be treated as one single claim rather than as individual claims.

11.  EMI LIABILITIES

     No claim relating to the EMI Liabilities shall be made under part 3 of this Schedule or the Warranties and the Buyer shall procure that no claim, withholding or deduction is made by the Company or the Subsidiary against any of the Sellers in relation to the EMI Liabilities until the earlier of the Release Date and the date when all actions intended and permitted to be taken by the Warrantors pursuant to paragraph 8.3 above have been concluded or completed.


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                                   SCHEDULE 5

                                 THE WARRANTIES

1.   THE COMPANY AND THE SELLER

1.1  CAPACITY

     Each of the Sellers has full power to enter into and perform the provisions of this Agreement, which constitutes a binding agreement on him in accordance with its terms.

1.2  OWNERSHIP OF THE SHARES

     Each of the Sellers is the beneficial owner of the number of Shares set opposite his name in Schedule 1 and has the right to dispose of them to the Buyer or as it directs free from any Encumbrance and together with all rights now or hereafter attaching to them.

1.3  TRANSFERS AT AN UNDERVALUE

     Neither the Shares nor any asset owned or used by the Company has been the subject of a transfer at an undervalue (within the meaning of section 238 or section 239 of the Insolvency Act 1986) within the period of five years prior to the date of this Agreement.

1.4  LIABILITIES OWING TO OR BY THE SELLERS

     There is not outstanding any indebtedness and there are no contracts, arrangements or liabilities (actual or contingent) remaining in whole or in part to be performed between the Company and any of the Sellers or any director of the Company or any person (other than any subsidiary of the Company) who is an associate of or connected with any of them.


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2.   THE COMPANY'S SCHEDULED PARTICULARS AND CONSTITUTIONAL AND ADMINISTRATIVE
     AFFAIRS

2.1  SCHEDULE 2

2.1.1 The particulars of the Company and the Subsidiary set out in Schedule 2 are true, complete and accurate; no person is a shadow director of the Company and its issued share capital is fully paid.

2.1.2 The Company:

2.1.2.1 has not since its incorporation had any group undertaking other than Ryder Systems Trustee Limited; and

2.1.2.2 has not since its incorporation been a subsidiary of any other company.

2.2  MEMORANDUM AND ARTICLES

     The copy of the memorandum and articles of association of the Company attached to the Disclosure Letter is true and complete.

2.3  OPTIONS

     No person has the right (whether exercisable now or in the future and whether or not contingent) to call for the allotment, issue or transfer of any share or loan capital of the Company under any option or other agreement (including without limitation conversion rights and rights of pre-emption).

2.4  PURCHASE OF OWN SHARES

     The Company has not at any time purchased any of its own shares or redeemed or forfeited any shares in its capital.

2.5  STATUTORY AND OTHER BOOKS AND RECORDS

2.5.1 All registers, accounts, books, ledgers, financial and other records of the Company have been fully, properly and accurately kept and maintained, are in the possession of the Company and contain true and accurate records of all matters required by law to be entered therein and no notice or allegation that any of them is incorrect or should be rectified has been received by the Company or the Seller.


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2.5.2 The Company's accounting records:

2.5.2.1 comply with the requirements of sections 221 and 222 of the Act;

2.5.2.2 are sufficient to show and explain the Company's transactions;

2.5.2.3 disclose with reasonable accuracy, at any time, the financial position of the Company at that time; and

2.5.2.4 do not contain or reflect any material inaccuracy or discrepancy.

2.6  FILING OF DOCUMENTS

     All returns and other documents required to be filed with the Registrar of Companies, or with any other authority, in respect of the Company have been duly filed and were when filed correct.

2.7  INSURANCES

2.7.1 The Company maintains, and at all material times has maintained, adequate insurance cover against all risks normally insured against by companies carrying on a similar business, for the full replacement or reinstatement value of its business and assets, and in particular has maintained all insurance required by statute, product liability and professional indemnity insurance, and insured against loss of profits for a period of not less than six (6) months and for loss of rent for a period of not less than three (3) years.

2.7.2 The Disclosure Letter sets out full details of all policies of insurance maintained by or on behalf of the Company, all of which are in full force and effect.

2.7.3 All premiums in respect of policies of insurance maintained by or on behalf of the Company have been paid as and when due, and, so far as the Warrantors are aware, there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or (being circumstances not affecting businesses generally) the premiums being increased, and there is no claim outstanding under any such policy, nor are any of the Warrantors aware of any circumstances likely to give rise to a claim thereunder.


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2.7.4 The Disclosure Letter sets out reasonable detail all insurance claims made by or on behalf of the Company within the period of three years immediately prior to the date of this Agreement.

2.7.5 There are no claims outstanding or threatened or, so far as the Warrantors are aware, pending against the Company which are not fully covered by insurance.

2.8  AGENCY

     No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation outside the ordinary course of business.

2.9  SUBSIDIARY

     The Subsidiary is a wholly owned subsidiary of the Company which has never traded and has no assets or liabilities, actual or contingent save for those acquired or incurred in its capacity as Subsidiary of The Ryder Systems Employee Benefit Trust.

3.   THE COMPANY AND THE LAW

3.1  COMPLIANCE WITH LAWS

3.1.1 The Company has conducted and is conducting its business in accordance with all applicable laws and regulations of any relevant jurisdiction in which it carries out its business and neither the Company nor any of its officers, agents or employees have committed, or omitted to do, any act or thing capable of giving rise to any fine, penalty, default proceedings or other liability on the part of the Company.

3.1.2 There is no order, decree or judgment of any court or any governmental agency of any jurisdiction outstanding against the Company or which may have any adverse effect upon the assets or business of the Company; no such order, decree or judgment is pending, and so far as the Warrantors are aware there are no circumstances likely to give rise to any such order, decree or judgment.

3.1.3 So far as the Warrantors are aware, there is not pending or in existence any investigation or enquiry by or on behalf of any governmental or other body in respect of the affairs of the Company.


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3.2  LICENCES

3.2.1 The Company has obtained all licences, consents, permits and authorities of a statutory or regulatory nature necessary or in the reasonable opinion of the Warrantors expedient to enable it to carry on its business effectively in the places and in the manner in which it is now carried on.

3.2.2 All such licences, consents, permits and authorities are valid and subsisting, and none of the Warrantors know of any reason why any of them should be suspended, cancelled or revoked or renewed or continued subject to any term or condition which does not currently apply thereto.

3.3  LITIGATION

3.3.1 The Company is not engaged in any dispute with any customer or supplier or in any litigation or other proceedings.

3.3.2 So far as the Warrantors are aware:

3.3.2.1 no litigation or other proceedings are pending or threatened by or against the Company;

3.3.2.2 there are no circumstances likely to give rise to any litigation or other proceedings; and

3.3.2.3 the Company has not been a party to any undertaking or assurance given to any court or governmental agency which is still in force.

3.4  INSOLVENCY

3.4.1 The Company has not become unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 or received any written demand pursuant to section 123(1)(a) of the Insolvency Act 1986.

3.4.2 No order has been made or petition presented or resolution passed for the winding up of the Company; no proposal has been made under part I of the Insolvency Act 1986 for a voluntary arrangement; no person has appointed or applied to any court of competent jurisdiction to appoint a receiver or an administrative receiver or an administrator; and no distress, execution or other process has been levied against the Company.


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3.5  FAIR TRADING

3.5.1 No agreement, practice or arrangement currently or previously carried on by the Company or to which the Company is or has been a party infringes any competition, anti-restrictive trade practice, anti-trust or consumer protection law or legislation applicable in any relevant jurisdiction in which it carries our its business ("Competition Laws").

3.5.2 The Company has not given any undertaking to any court, person or body and is not expressly and specifically subject to any act, decision, regulation, order or other instrument under any Competition Laws.

3.6  PRODUCTS/SERVICES

     The Company has not manufactured, sold or supplied any product or provided any service which does not or did not at any material time materially comply with the terms of any contract entered into by the Company in relation to such product or service or with any applicable regulation, standard or statutory requirement, or which was in any other way defective.

3.7  POLLUTION OF THE ENVIRONMENT

3.7.1 No hazardous substances have been used or stored or otherwise handled by the Company on the Property or elsewhere. The Company has at all times held all licences, consents, permits and authorities necessary to enable it to use, store or otherwise handle or dispose of any hazardous substances used, stored, otherwise handled or disposed of by it, whether on the Property or elsewhere.

3.7.2 There has been no pollution of the environment by the Company, the Company has no responsibility or liability for any pollution of the environment by any third party and so far as the Warrantors are aware there has been no act or omission by the Company which could give rise to any pollution of the environment.

3.7.3 The Company has complied and has adequate systems and facilities to continue to comply with:

3.7.3.1 all laws and regulations relating to pollution of the environment;

3.7.3.2 all laws and regulations relating to pollution of the environment which apply to any person carrying on any process carried on by the Company;


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3.7.3.3 all EC Directives relating to pollution of the environment (which have been implemented in any relevant jurisdiction in which the Company carries on its business).

     For the purposes of this paragraph 3.7 the expressions "pollution of the environment" and "process" shall have the same meanings as in section 1 of the Environmental Protection Act 1990.

3.8  DATA PROTECTION

3.8.1 The Company has at all times complied with the Applicable Data Protection Laws, and there exist no circumstances likely to give rise to any allegation of non-compliance.

3.8.2 The Company has made all necessary notifications or registrations under the Applicable Data Protection Laws, and such registrations or notifications are appropriate given the Company's actual data processing activities.

3.8.3 The Company has not received any enforcement, information or other official notice or request under the Applicable Data Protection Laws.

3.8.4 The Company has not received any communication from any data subject or official alleging a breach of the Applicable Data Protection Laws.

3.8.5 The Company has not been required to pay compensation in respect of any breach of the Applicable Data Protection Laws, no claims for compensation are outstanding and there are no circumstances likely to give rise to such a claim.

3.8.6 The Company has complied with all data subject requests including requests for access to personal data or cessation of specified processing activities.

3.9  HEALTH AND SAFETY

3.9.1 The Company has complied with all its obligations under the Health & Safety at Work etc Act 1974 ("the Health & Safety Act") and all regulations passed thereunder ("the Regulations").

3.9.2 The Company has not been served with any Improvement Notices.

3.9.3 The Company has not been served with any Prohibition Notices.


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3.9.4 The Company has not been cautioned for any breach of the Health & Safety
     Act or the Regulations.

3.9.5 The Company has not been prosecuted for any breach of the Health & Safety Act or the Regulations.

3.9.6 So far as the Warrantors are aware, there are no circumstances likely to give rise to the service of an Improvement Notice or Prohibition Notice, or to a prosecution for a breach of the Health & Safety Act or the Regulations.

3.9.7 The Company has not been the subject of a prosecution (whether by the Crown Prosecution Service, the Health and Safety Executive, or any other responsible body) as a result of or in connection with any work-related death and there are no circumstances likely to give rise to such a prosecution.

3.9.8 For the purposes of this paragraph 3.9, the expression "Improvement Notice" and "Prohibition Notice" shall have the same meanings as in sections 21 and 22 of the Health & Safety Act.

4.   THE COMPANY'S FINANCIAL POSITION

4.1  THE ACCOUNTS

4.1.1 The Accounts:

4.1.1.1 have been prepared in accordance with the requirements of the Act and all other applicable statutes and regulations and in accordance with United Kingdom generally accepted accounting practices, including all applicable SSAPs and FRSs and statements from the Urgent Issues Task Force;

4.1.1.2 have been prepared on bases and principles and using methods which are consistent with those used in the preparation of the audited accounts of the Company for the accounting period ending 30 April 2005; and

4.1.1.3 show a true and fair view of the state of affairs of the Company as at the Accounts Date and of the profit or loss of the Company for the accounting period ended on that date.

4.1.2 All claims, disclaimers, elections assumed in the Accounts have been made and, so far as the Sellers are aware, none are likely to be disputed or withdrawn.


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

4.2  PROVISIONS IN THE ACCOUNTS

     The Accounts:

4.2.1 fully provide for all liabilities (other than contingent liabilities which are not expected to crystallize or occur) and fully disclose all contingent liabilities which are not expected to crystallise or occur and all capital purchase and revenue commitments of the Company in each case as at the Accounts Date;

4.2.2 fully provide for all bad and doubtful debts as at the Accounts Date;

4.2.3 attribute a value to stock which does not exceed the lower of direct cost and net realisable value as at the Accounts Date after wholly writing off all redundant, obsolete, old, unusable, unsaleable, slow-moving, deteriorated and excessive stock; and

4.2.4 are not affected (except as disclosed in the Accounts) by any extraordinary or exceptional event, circumstance or item.

4.3  EVENTS SINCE THE ACCOUNTS DATE

     Since the Accounts Date:

4.3.1 the Company has carried on its business in the ordinary and usual course and without any interruption or alteration in the nature, scope or manner thereof;

4.3.2 the Company has not acquired or disposed of any asset, assumed any liability, made any payment or entered into any other transaction which was not in the ordinary course of its business and for full value;

4.3.3 the Company's turnover and margins of profitability have not been less than its turnover and margins of profitability for the corresponding period in the accounting period which ended on the Accounts Date, and there has been no deterioration in its financial position or prospects.

4.3.4 the Company has paid its creditors within the times agreed with such creditors, and there are no debts now outstanding by the Company which have been outstanding for more than 60 days or which are now overdue for payment (whether in whole or in part);


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

4.3.5 the Company has not repaid or become liable to repay any loan or indebtedness in advance of its stated maturity;

4.3.6 the Company has not received notice (whether formal or informal) from any lender of money to the Company requiring repayment or intimating the enforcement by it of any security which it may hold over any assets of the Company, and so far as the Warrantors are aware there are no circumstances likely to give rise to such notice;

4.3.7 no part of the amounts included in the Accounts, or subsequently recorded in the books of the Company as owing by any debtors, has been outstanding for more than 90 days or has been released on terms that any debtor pays less than the full book value of his or its debt or has been written off or has proved to any extent to be irrecoverable;

4.3.8 the Company has not factored or discounted any of its debts or agreed to do so;

4.3.9 the Company has not offered any price reduction or discount or allowance on sales of stock below a selling price which achieves a gross margin of 60% or sold any stock at less than its book value;

4.3.10 the Company has not sought to accelerate payment by its trade debtors other than in the ordinary and normal course of business;

4.3.11 no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

4.3.12 no bonus or payment of any type has been, or agreed to be, paid by the Company to any of the Sellers (or their connected persons).

4.4  CAPITAL COMMITMENTS

     Since 30 October 2006 the Company has not entered into, or agreed to enter into, any capital commitments in excess of L15,000 in aggregate.

4.5  GRANTS

     The Company has not made any application for or received any financial assistance from any supranational, national or local authority or governmental agency.


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4.6  DEBTS

     There are no debts owing by or to the Company other than debts which have arisen in the ordinary course of its business, nor has the Company lent any money which has not been repaid.

4.7  MANAGEMENT ACCOUNTS AND FINANCIAL STATEMENTS

     The Management Accounts and the Financial Statements have been prepared using the same accounting principles, policies and bases as used in the Accounts (consistently applied), fairly reflect the trading position of the Company as at the date and for the period to which they relate and are not affected by any extraordinary, exceptional, unusual or non-recurring income, capital gain or expenditure or by any other factor known to the Sellers rendering profits or losses for the period covered exceptionally high or low.

4.8  CASH SCHEDULES

     The Cash Schedules (as defined in clause 5.2.1.16) accurately reflect the cash disbursements and cash receipts made or agreed to be made by the Company for the period between 31 October 2006 and Completion.

5.   THE COMPANY AND ITS FINANCIERS

5.1  BORROWINGS

     The Company has incurred no borrowings or other financial indebtedness.

5.2  CONTINUANCE OF FACILITIES

     Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company are contained in the Disclosure Letter (and true and complete copies of all documents relating thereto are attached to the Disclosure Letter), and neither any of the Sellers nor the Company has done anything whereby the continuance of any such facilities in full force and effect might be affected or prejudiced.

5.3  BANK ACCOUNTS

     A statement of all the bank accounts of the Company and of the credit or debit balances on such accounts as at a date not more than two days before the date


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

     of this Agreement and a reconciliation of such credit or debit balances to the books and records of the Company as at the date of this Agreement are attached to the Disclosure Letter and are true, complete and accurate. The Company does not have any other bank or deposit account. Since the date to which such statement is drawn up there have been no payments out of, and no instructions given for any payments out of, and no cheques drawn against, any such accounts except for routine payments out of current account in the ordinary course of business.

5.4  GUARANTEES

     No person has given any guarantee of or security for any overdraft, loan or loan facility granted to or obligations undertaken by the Company. The Company is not a party to any guarantee, suretyship, indemnity or similar commitment in respect of the obligations or liabilities of any third party.

6.   THE ASSETS OF THE COMPANY

6.1  ASSETS AND CHARGES

6.1.1 The Company owns free from any Encumbrance all assets included in the Accounts or acquired by the Company since the Accounts Date except for current assets subsequently disposed of by the Company in the ordinary course of its business, the Property and stock which is the subject of retention of title terms contained in standard terms of trading imposed by suppliers in the ordinary course of their business and owns free from any Encumbrance any other asset used by it.

6.1.2 The Company has possession of all such assets and none of such assets, nor any of the undertaking, goodwill or uncalled capital of the Company, is subject to any Encumbrance or any agreement or commitment to give or create any Encumbrance.

6.1.3 The assets owned by the Company, together with assets held under hire purchase, leasing and rental agreements (copies of which are attached to the Disclosure Letter), comprise all assets necessary for the continuation of its business as now carried on.

6.2  STOCKS


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     The stock of raw materials, packaging materials and finished goods now held by the Company is not excessive and is adequate in relation to the current trading requirements of the business of the Company; none of it is obsolete, slow-moving or unusable and it is capable of being sold by the Company in the ordinary course of its business in accordance with current price lists without rebate or allowance to a Buyer.

6.3  DEBTS

     The Warrantors are not aware of any reason why the amounts due from debtors will not be recoverable in full in the ordinary course of business within ninety days following the date of this Agreement, and none of these debts is subject to any counterclaim or set-off.

6.4  INTELLECTUAL PROPERTY

6.4.1 The Company:

6.4.1.1 is the sole and beneficial owner and (where it is capable of registration) the registered proprietor of the Intellectual Property used by it, all of which are valid and in full force and effect;

6.4.1.2 does not own or use any Intellectual Property other than that listed in the Disclosure Letter (other than copyrights, design rights, technical know-how and confidential information) and does not require any other Intellectual Property to carry on its business;

6.4.1.3 has not entered into any Intellectual Property Agreements other than the Business Name Agreement and any listed in the Disclosure Letter or authorised any person to make any use of or to do anything which would or might otherwise infringe any Intellectual Property Rights;

6.4.1.4 has not disclosed (except in the ordinary course of its business) any of its know-how, trade secrets or customer details to any other person; and

6.4.1.5 save as provided for in the Business Name Agreement, has not licensed, transferred, assigned or in any way disposed of any Intellectual Property owned or used by it to the Sellers (or any person connected with the Sellers) or, save in the ordinary and normal course of business to any other person.


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6.4.2 The Company owns the copyright or design right (whether registered or unregistered) in the designs of all its products and is the proprietor of any registrations or applications to register any such designs.

6.4.3 None of the processes or products of the Company:

6.4.3.1 infringes any Intellectual Property of any other person; or

6.4.3.2 involves the unlicensed use of confidential information or know-how disclosed to the Company by any person.

6.4.4 Save as provided for in the Business Name Agreement, none of the Intellectual Property Rights are being used by, or are being or have been claimed, disputed, opposed or attacked by any other person.

6.4.5 All Intellectual Property Agreements to which the Company is a party are valid and binding on the parties thereto; the Company has at all times observed and performed all of the provisions of each of them and nothing has been done or omitted to be done by the Company which would enable any of them to be terminated.

6.4.6 None of the records, systems, data or information of the Company is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including any electronic, mechanical or photographic process, whether computerised or not) which are not under the exclusive ownership and direct control of the Company.

6.4.7 Save as provided for in the Business Name Agreement, and so far as the Warrantors are aware, no person has the right to require the Company to change its corporate name or to cease using any trade name, logo, trading style, domain name or e-mail address currently used by the Company.

6.4.8 Neither the Sellers nor any person connected to the Sellers has in its possession or control the source code applicable to any Intellectual Property owned or used by the Company.

6.4.9 So far as the Warrantors are aware, there are no claims, challenges, disputes or proceedings pending or threatened in relation to the ownership, validity or use of the Intellectual Property Rights.


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6.5  PLANT

     Each item of the plant and machinery and all vehicles and office and other equipment used in connection with the business of the Company:

6.5.1 is in good repair and condition (subject to fair wear and tear) and in satisfactory working order;

6.5.2 is capable, over the period of time during which it is to be written down to a nil value in the accounts of the Company, of doing the work for which it was designed or purchased; and

6.5.3 is not surplus to the requirements of the Company.

6.6  COMPUTER SYSTEMS

6.6.1 The Computer Systems are capable of the following functions:

6.6.1.1 handling date information involving all and any dates including, accepting date input, providing date output and performing date calculations in whole or part;

6.6.1.2 operating accurately without interruption on and in respect of any and all dates and without any change in performance;

6.6.1.3 responding to and processing two digit year input without creating any ambiguity as to the century; and

6.6.1.4 storing and providing date output information without creating any ambiguity as to the century.

6.6.2 The Computer Systems and each element of them passes date information between each other (and any third parties' computer systems with which they habitually communicate) in a way which does not create inaccuracies.

6.6.3 The Hardware and Software (details of which are set out in the Disclosure Letter) have been satisfactorily maintained in accordance with industry good practice. The Hardware has the benefit of the manufacturer's warranties set out in the Disclosure Letter.

6.6.4 The Hardware and the Software have adequate capability and capacity for the projected requirements of the Company up to 30 April 2007.


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6.6.5 Disaster recovery plans are in effect and are adequate to ensure that the
     Hardware, Software and Data can be replaced or substituted without material disruption to the business of the Company.

6.6.6 In the event that any person providing maintenance or support services for the Computer Systems ceases or is unable to do so, the Company has all necessary rights and information to procure the carrying out of such services by employees of by a third party without undue expense or delay.

6.6.7 The Company has sufficient technically competent and trained employees to ensure proper handling, operation, monitoring and use of the Computer Systems.

6.6.8 The Company has adequate procedures to ensure internal and external security of the Computer Systems and of the Data, including procedures for preventing unauthorised access, preventing the introduction of a virus, taking and storing on-site and off-site back-up copies of Software and Data.

6.6.9 Where any of the records of the Company are stored electronically, the Company is the owner of all hardware and software licences necessary to enable it to keep, copy, maintain and use such records in the course of its business and does not share any hardware or software relating to the records with any person.

6.6.10 The Company has all the rights necessary (including rights over the source code) to obtain, without undue expense or delay, modified versions of the Software which are required at any time to improve in any regard the operation and/or efficiency of the Software.

6.6.11 The Company owns, and is in possession and control of, original copies of all of the manuals, guides, instruction books and technical documents (including any corrections and updates) required to operate the Computer Systems effectively.

6.6.12 The Computer Systems have never materially interrupted or hindered the running or operation of the Company's business and so far as the Warrantors are aware have no defects in operation which so affect the Company's business.

6.6.13 In this paragraph 6.6:-


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6.6.13.1 "Data" means any data or information used by or for the benefit of the
     Company at any time and stored electronically at any time;

6.6.13.2 "Hardware" means any computer equipment used by or for the benefit of the Company at any time including, without limitation, PCs, mainframes, screens, terminals, keyboards, discs, printers, cabling and associated and peripheral electronic equipment but excluding all Software and excluding Hardware not owned by the Company and not located at the Property;

6.6.13.3 "Software" means any set of instructions for execution by microprocessor used by or for the benefit of the Company at any time, irrespective of application, language or medium and excluding software not developed by the Company and supplied to the Company by a third party;

6.6.13.4 "Computer Systems" means all Hardware, Software and any other items that connect with any or all of them which in each case are used by or for the benefit of the Company other than items outside of the Company's control.

7.   THE CONTRACTS OF THE COMPANY

7.1  DOCUMENTS

     All title deeds to which the Company is a party are in the possession of the Company and are properly stamped and free from Encumbrance.

7.2  MATERIAL CONTRACTS

     Save for contracts of employment, the Company is not a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:

7.2.1 is incapable of complete performance in accordance with its terms within three months after the date on which it was entered into or undertaken or cannot be terminated, without giving rise to any liabilities on the Company, by the Company giving three months' notice or less;

7.2.2 is known by the Warrantors to be likely to result in a loss to the Company on completion or performance;

7.2.3 cannot readily be fulfilled or performed by the Company on time;


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7.2.4 involves or is likely to involve on the part of the Company obligations, restrictions, expenditure or revenue of an unusual, onerous or exceptional nature; or

7.2.5 requires an aggregate consideration payable by the Company in excess of L100,000;

7.2.6 is in any way otherwise than in the ordinary course of the business of the Company and on arm's length terms.

7.3  DEFAULTS

     Neither the Company nor any other party to any agreement with the Company is in default thereunder, being a default which would be material in the context of the financial or trading position of the Company nor (so far as the Warrantors are aware) are there any circumstances likely to give rise to any such default.

7.4  INSIDER CONTRACTS

     There is not outstanding, and there has not at any time during the last three years been outstanding, any agreement or arrangement between the Company and any of the Sellers nor has its profit or loss or financial position during such period been affected by, any such agreement or arrangement or any other agreement or arrangement which is not entirely of an arm's length nature.

7.5  CUSTOMERS/SUPPLIERS

7.5.1 In the accounting period ended on the Accounts Date, no customer or supplier of the Company represented 10% or more of the Company's sales or purchases in that period (any such customer or supplier being a "Major Customer" or "Major Supplier") save for those specifically identified in the Disclosure Letter as Major Customers or Major Suppliers.

7.5.2 No Major Customer or Major Supplier has since the Accounts Date ceased to do business with the Company or has since such date substantially reduced its purchases from or supplies to the Company and since the Accounts Date no indication has been received by the Company of any material change in the prices or other terms upon which any customer or supplier is prepared to contract or do business with the Company.


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7.5.3 The Sellers are not aware of any reason to indicate that any Major
     Customer or Major Supplier is likely to reduce the volume of their purchases from or supplies to the Company in the 12 months following the date of this Agreement by comparison with the value of their purchases from or supplies to the Company during the period of 12 months prior to the date of this Agreement.

8.   THE COMPANY AND ITS EMPLOYEES

8.1  GENERAL

8.1.1 There is no employment or other contract or engagement between the Company and any of its directors or other statutory officers. The Company is not a party to a consultancy contract.

8.1.2 There is no employment contract between the Company and any of its employees which cannot be terminated by the Company by three months' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal). The Company has not received notice of resignation from any employee earning more than L35,000 per year.

8.1.3 There is no employment or consultancy contract or other contract of engagement between the Company and any person which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the Company has a continuing obligation.

8.1.4 The Disclosure Letter contains details of:

8.1.4.1 the total number of the Company's employees including those who are on maternity leave or absent because of disability or other long-term leave of absence and who have or may have a right to return to work with the Company;

8.1.4.2 the name, date of start of employment, period of continuous employment, salary and other benefits, grade and age of each employee of the Company and, where an employee has been continuously absent from work for more than one month, the reason for the absence; and


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8.1.4.3 the terms of the contract of each director, other officer and employee of the Company entitled to remuneration at an annual rate, or an average annual rate over the last three financial years, of more than L35,000

8.1.5 The basis of the remuneration payable to the Company's directors, other officers and employees is the same as that in force at the Accounts Date. The Company is not obliged to increase, nor has it made provision to increase, the total annual remuneration payable to its directors, other officers and employees.

8.1.6 The Company owes no amount to a present or former director, other officer or employee of the Company (or his dependant) other than for accrued remuneration or reimbursement of business expenses.

8.1.7 There is no agreement or arrangement between the Company and an employee or former employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment. The Company has not provided, or agreed to provide, a gratuitous payment or benefit to a director, officer or employee or to any of their dependants.

8.1.8 The Company has maintained up-to-date, full and accurate records regarding the employment of each of its employees (including details of terms of employment, payments of statutory sick pay and statutory maternity pay, income tax and social security contributions, working time, disciplinary and health and safety matters) and termination of employment.

8.2  PAYMENTS ON TERMINATION

     Except as disclosed in the Accounts, the Company has not:

8.2.1 incurred a liability for breach or termination of an employment contract including, without limitation, a redundancy payment, protective award and compensation for wrongful dismissal, unfair dismissal and failure to comply with an order for the reinstatement or re-engagement of an employee;

8.2.2 incurred a liability for breach or termination of a consultancy agreement;


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8.2.3 made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director, other officer or employee of the Company or to any of their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

8.3  COMPLIANCE WITH LAW

     The Company has complied with:

8.3.1 each obligation imposed on it by, and each order and award made under, statute, regulation, code of conduct and practice, collective agreement (including any agreement or arrangement under the ICE Regulations 2004), custom and practice relevant to the relations between it and its employees or a trade union or the terms of employment of its employees; and

8.3.2 each recommendation or code of practice made by the Advisory, Conciliation and Arbitration Service and each award and declaration made by the Central Arbitration Committee.

8.4  REDUNDANCIES AND TRANSFER OF BUSINESS

     Within the year ending on the date of this Agreement the Company has not:

8.4.1 given notice of redundancies to the relevant Secretary of State or started consultations with appropriate representatives under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or

8.4.2 been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) or failed to comply with a duty to inform and consult appropriate representatives under those Regulations.

8.5  TRADE UNIONS

8.5.1 The Company has no agreement or arrangement (whether under the ICE Regulations 2004 or otherwise) with and does not recognise a trade union, works council, staff association or other body representing any of its employees and the Company has not received any notice or request nor are there any negotiations which may lead to any such agreement or arrangement.


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8.5.2 The Company is not involved in, and so far as the Warrantors are aware no fact or circumstance exists which might give rise to:-

8.5.2.1 a dispute with a trade union, works council, staff association or other body representing any of its employees; or

8.5.2.2 any proceedings before the Central Arbitration Committee or an Employment Tribunal in relation to any collective bargaining agreement or any arrangement under the ICE Regulations 2004.

8.6  INCENTIVE SCHEMES

     The Company does not have and is not proposing to introduce a share incentive, share option, profit sharing, bonus or other incentive scheme for any of its directors, other officers or employees.

9.   PENSIONS

     In this Warranty 9:

     "GPP" means the Ryder Systems Group Personal Pension Plan underwritten by Clerical Medical;

     "Mr Haworth's Scheme" means the pension scheme to which Mr P Haworth makes his pension contributions;

     "Mr Ashok Mall's Scheme" means the pension scheme to which the Company makes pension contributions in respect of Mr Ashok Mall;

     together the "Disclosed Schemes".

9.1 The Disclosed Schemes are the only arrangements under which the Company has or could have any liability to provide or contribute towards relevant benefits as defined in Chapter 2 of Part 6 of the Income Tax (Earnings & Pensions) Act 2003.

9.2 Each of the Disclosed Schemes complies and has at all times complied with all legal and regulatory requirements (including equal treatment and data protection requirements) applicable to it.


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9.3  The Company complies and has at all times complied with any duty to facilitate access to a stakeholder pension scheme under section 3 of the Welfare Reform and Pensions Act 1999.

9.4 All contributions deducted from the salaries of employees who are members of the Disclosed Schemes and all contributions payable by the Company to and in respect of the Disclosed Schemes have been paid and passed to the providers of the GPP and Mr Haworth's Scheme, as appropriate, in full and within the prescribed limits applicable in each case.

9.5 All levies payable in respect of the Disclosed Schemes have been paid in full and on or by the due date in each case.

9.6 No claim, dispute, complaint or investigation (including but not limited to, complaints to the Pensions Ombudsman and investigations by the Pensions Regulator) has arisen which relates to the Disclosed Schemes or to the provider of retirement or death benefits in respect of each current and former employees, and there is no reason why any such claim, dispute, complaint or investigation could arise.

9.7 The pension contributions from the Company and the employees to the GPP are a maximum of 10%.

10.  MATERIAL DISCLOSURE

10.1 COMMISSION

     No person is entitled whether, actually or contingently, to receive from the Company any finder's fee, brokerage, or other commission in connection with the acquisition or disposal of shares in the Company.

10.2 CONSEQUENCE OF SHARE ACQUISITION BY THE BUYER

     The sale of the Shares to the Buyer will not by virtue of the terms of any agreement or arrangement to which the Company is a party:

10.2.1 cause the Company to lose the benefit of any right or privilege it presently enjoys, entitle any person to terminate any contract with, or obligation to, the Company or, so far as the Sellers are aware, cause any person who normally


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     does business with the Company not to continue to do so on the same basis as previously; or

10.2.2 result in any present or future indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity.

10.3 LEGAL DUE DILIGENCE

     The information contained in the data room as identified in the index dated 19 July 2006 in the Agreed Form was when given true, accurate and not misleading and, so far as the Warrantors are aware, remains in all material respects true, accurate and not misleading.

11.  PROPERTY

11.1 The Particulars of the Property shown in Schedule 3 are true and correct and the Company has so far the Warrantors are aware, good and marketable title to and the exclusive occupation and possession of the Property free so far the Warrantors are aware from any mortgage, debenture or charge (whether specific or floating legal or equitable) rent charge lien or other encumbrance, lease, sub-lease, tenancy or right of occupation, reservation, covenant, stipulation, profit a prendre, wayleave, grant, restriction, easement, quasi-easement or any agreement for any of the same or any privilege in favour of any third party.

11.2 So far as the Warrantors are aware, there are appurtenant to the Property all rights and easements necessary for its use and enjoyment.

11.3 The Company has in its possession the tenancy agreement referred to in
     Schedule 3.

11.4 So far as the Warrantors are aware, the Property is not affected by any of the following matters:-

11.4.1 any dispute, notice or complaint or any exception, reservation, right, covenant, restriction overriding interest or condition and in particular (but without limitation) any of those matters which is of an unusual nature; or

11.4.2 any notice, order, demand, requirement or proposal made or issued by or on behalf of any government or statutory authority, department or body for the


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     acquisition, clearance, demolition or closing or the carrying out of any work upon any building, the modification of any planning permission, the discontinuance of any use or the imposition of any building or improvement line; or

11.4.3 any compensation received as a result of any refusal of any application for planning consent or the imposition of any restrictions in relation to any planning consent; or

11.4.4 any commutation or agreement for the commutation of rent or payment of rent in advance of the due dates of payment thereof.

11.5 The Property is fit for the purpose for which it is presently used so far as the Warrantors are aware there are no development works, redevelopment works or fitting out works outstanding in respect of the Property

11.6 All restrictions conditions and covenants contained in the tenancy agreement referred to in Schedule 3 affecting the Property have been duly and punctually observed and performed and no notice of any breach of any of the same has been received or is likely to be received

11.7 The use of the Property and all machinery and equipment therein and the conduct of any business therein complies and has at all times during the Company's occupation of the Property complied in all respects with all relevant statutes and regulations including without prejudice to the generality of the foregoing the Factories Act 1961, the Offices, Shops and Railway Premises Act 1963, the Fire Precautions Act 1971, the Health and Safety at Work etc., Act 1990 and with all rules, regulations and delegated legislation thereunder and all necessary licences and consents required thereunder have been obtained.

11.8 So far as the Warrantors are aware, there are no restrictive covenants or provisions, legislation, or orders, charges, restrictions, agreements, conditions or other matters which preclude the use of the Property for the purpose or purposes for which the Property is now used and each such use is the permitted use under the provisions of the Town and Country Planning Acts 1971 to 1990 and any statutory re-enactment thereof and all statutory instruments and regulations made thereunder and is in accordance with the requirements of any Local Authority and all restrictions, conditions and covenants imposed by or


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     pursuant to the said Town and Country Planning Acts have been observed and performed and no agreements have been entered into under s.52 Town and Country Planning Act 1971 s.106 Town and Country Planning Act 1990 or s.33 Local Government (Miscellaneous Provisions) Act 1982 in respect of the Property.

11.9 There are no options agreements for sale, mortgages, charges (whether specific or floating) rights of pre-emption or first refusal to which the Company is party affecting the Property. So far as the Warrantors are actually aware (it being acknowledged that they have made no enquiry of any person including those referred to in clause 1.10 other than Andrew Wilson, David Latham and Paul Hurst), there are no other options agreements for sale, mortgages, charges (whether specific or floating) rights of pre-emption or first refusal affecting the Property.

11.10 The Property is not subject to the payment of any outgoings (except national non domestic rates and water rates and sewerage service charges).

11.11 There are no compulsory purchase notices orders or resolutions affecting the Property.

11.12 The Company has no existing or contingent liabilities in respect of any properties previously occupied by it or in which it owned or held any interest (or as a surety for the obligations of any other person in relation to such property) including without limitation leasehold premises assigned surrendered or otherwise disposed of and the Company has not at any time received any indication whatsoever from any party that any claim has been made or will be made in respect of any such existing or contingent liabilities.

11.13 The Property comprises all the land and buildings owned, leased or occupied by the Company.


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                                   SCHEDULE 6

           CLAIMS PROCEDURE AND DETERMINATION AND SELLERS' SAFEGUARDS

1.   NOTICE OF CLAIMS AND TIME LIMITS

     No claim in respect of any breach of any of the Warranties (other than the Warranty in paragraph 1.2 of Schedule 5) or pursuant to the Tax Covenants or the Indemnities shall be made (except in any case of fraud or dishonesty) unless notice thereof complying with paragraph 11 below has been given by or on behalf of the Buyer before:

1.1 in respect of any breach of any of the Warranties other than the Tax Warranties, or any claim under the Indemnities, the expiry of the period of 18 months following Completion; or

1.2 pursuant to the Tax Covenants or in respect of any breach of any of the Tax Warranties, the expiry of the period of 6 years following Completion;

2.   LIMITATION OF LIABILITY - MAXIMUM AND MINIMUM AMOUNTS

     Except in any case of fraud or dishonesty:

2.1 the Warrantors shall have no liability in damages in respect of any claim by the Buyer under any of the Warranties (except for claims in respect of any breaches of the Warranties in paragraph 1 of Schedule 5) or the Tax Covenants or the Indemnities if and to the extent that such liability would, when aggregated with the amount of any damages paid to the Buyer by the Sellers in respect of all and any such claims, exceed the purchase price payable to the Sellers for the Shares under clause 3.1 ("the Purchase Price") and the aggregate maximum liability of each Warrantor shall not exceed the percentage proportion of the Purchase Price described as his "Relevant Percentage" and stated alongside his name in Schedule 1 of the Purchase Price;

2.2 the Warrantors shall have no liability in damages in respect of any claim by the Buyer under the Warranties or the Indemnities unless such claim:


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2.2.1 equals or exceeds L1,000 (one thousand pounds); and

2.2.2 would, when aggregated with all other such claims against the Warrantors of L1,000 (one thousand pounds) or more equal or exceed, L100,000 (one hundred thousand pounds);

     but any such claim shall not be limited to the excess over the amounts specified in this paragraph 2.2 and for the purposes of this paragraph 2.2 all claims arising out of the same subject-matter shall be treated as one single claim rather than as individual claims.

3.   NO PREJUDICE FROM PRIOR INVESTIGATION

     The rights and remedies of the Buyer in respect of the Warranties, the Tax Covenants and the Indemnities shall not be affected by Completion, by any investigation made by or on behalf of the Buyer into the affairs of the Company or any of the Subsidiaries, by any actual, constructive or imputed knowledge of the Buyer (save as provided in the next following paragraph), by any rescission of (or failure to rescind) this Agreement or by any other event or matter except a specific waiver or release by the Buyer in accordance with the terms of this Agreement.

4.   DISCLOSURE LETTER

     The Buyer shall not be entitled to bring any claim in respect of any breach of any of the Warranties if and to the extent that such inconsistency has been fairly disclosed in the Disclosure Letter with sufficient details to identify the nature and scope of the matters disclosed.

5.   SEPARATE WARRANTIES

     Each Warranty is a separate warranty and shall not be limited or restricted by reference to or inference from any other Warranty.

6.   RIGHTS OF CONTRIBUTION

     None of the Sellers shall, if any claim is made against him, by the Buyer under the terms of this Agreement, make any claim against the Company or any director or any employee of the Company (other than under a contribution agreement between the Sellers) on which or on whom he may have relied before


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

     agreeing to any term of this Agreement or authorising any statement in the Disclosure Letter.

7.   REDUCTION OF CONSIDERATION

     Any payment by any of the Sellers for breach of any of the Warranties or under the Tax Covenants or Indemnities shall constitute pound for pound a repayment of and reduction in the consideration for the Shares.

8.   SET-OFF

     Except as expressly set out in this Agreement, the Buyer shall not have the right to set off any sum claimed by it under this Agreement or otherwise against any of its obligations hereunder not then fulfilled.

9.   DOUBLE RECOVERY

     The Sellers shall not be liable in respect of any breach of the Warranties if and to the extent that the losses occasioned thereby have been recovered under the Tax Covenants or the Indemnities (and vice versa) or otherwise where the recovery of damages or other payment by the Purchaser in connection therewith would involve recovery more than once in respect of the same loss or damage.

10.  NOTIFICATION

     The Seller shall notify the Buyer immediately they become aware of any fact or circumstance which constitutes or which may constitute a breach of the Warranties or the Indemnities.

11.  NOTICE OF CLAIM

     No claim under the Warranties or the Indemnities shall be deemed to have been made unless notice of that claim has been made in writing to the Warrantors, specifying in reasonable detail to the extent then available:

11.1 the event of default or other matter to which the claim relates; and

11.2 the nature of the breach and/or claim.

11.3 Where notice has been given in respect of any claim under the Warranties or Indemnities in accordance with the above, that notice shall be deemed to have


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

     been irrevocably withdrawn and lapsed unless proceedings in respect of that notice have been issued and served on the Warrantors not later than the expiry of the period of 6 months after the date of that notice.

12.  THIRD PARTY RECOVERY

12.1 Where the Buyer or the Company (or both) is, or is likely to be, entitled to recover from some other person any sum in respect of any matter giving rise to a claim for breach of the Warranties, then the following provisions of will apply:

12.1.1 The Buyer shall procure that, so far as reasonable, reasonable steps are taken to enforce that recovery provided that neither the Company nor the Buyer shall be required to take any steps which in its reasonable opinion are materially adverse to the business or goodwill of either of them;

12.1.2 If any sum is recovered in the circumstances set out in this paragraph
     12.1 and none of the Warrantors has by that time made any payment in respect of the relevant claim, the amount payable by the Warrantors in that respect shall be reduced by an amount equal to the Net Sum Recovered;

12.1.3 If any sum is recovered in the circumstances set out in this paragraph
     12.1 and the Warrantors have already made payment in full in respect of that claim, there shall be repaid to the Warrantors an amount equal to the lesser of that payment and the Net Sum Recovered;

12.1.4 In this paragraph 12.1, the "Net Sum Recovered" means the sum recovered by the Buyer from the other person, after deducting the reasonable costs and expenses of recovering it and any taxation payable by the Buyer or the Company as a result of its receipt.

12.2 Without prejudice to the generality of paragraph 12.1 above, the provisions of paragraph 12.1 shall apply where the Buyer or the Company is entitled to recover from its insurers any sum in respect of any matter giving rise to a claim under the Warranties or the Indemnities.

13.  ACCOUNTS PROVISION

13.1 The Warrantors shall have no liability in respect of any claim for breach of any of the Warranties (or such liability shall be reduced), if and to the extent that


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

     specific provision or reserve has been made in the Accounts or the Completion Accounts for, or in respect of, the liability or other matter giving rise to such claim;

14.  GENERAL

14.1 Nothing in this schedule shall derogate from the Buyer's obligation to mitigate any loss which it suffers in consequence of a breach of the Warranties.

14.2 No claim whatever on the part of the Buyer shall lie in respect of any breach of the Warranties or the Tax Covenants or the Indemnities if, and to the extent that, such breach has arisen in respect of any act or omission expressly stipulated to be carried out, or omitted, under the terms of this Agreement

                                   SCHEDULE 7

                          CALCULATION OF COMPLETION NAV

                                     PART 1
                                 INTERPRETATION

In this Agreement the following words and expressions shall have the meanings set out opposite each respectively:

"the Completion NAV"       the net asset value of the Company at the Completion
                           Date being the aggregate of total assets less total
                           liabilities as agreed between the Buyer and the
                           Sellers or, as the case may be, as determined by the
                           Independent Accountant, in accordance with this
                           schedule;

"Independent Accountant"   a chartered accountant agreed upon by or on behalf of
                           the Sellers and the Buyer or, if they fail to agree,
                           nominated on the application at any time of the
                           Sellers or of the Buyer by the President for the time
                           being of the Institute of Chartered Accountants in
                           England and Wales (the costs of such accountant, and,
                           if applicable, of such President, in nominating such
                           accountant to be borne equally by the Buyer and the
                           Sellers unless the Independent Accountant shall
                           determine otherwise.

                                     PART 2
                                   CALCULATION

1. The Buyer shall procure the Company to prepare and deliver to the Sellers within 90 days after the Completion Date, accounts comprising a balance sheet dealing with the state of affairs of the Company as at the close of business on the

     Completion Date in accordance with part 3 of this schedule together with a statement of the Completion NAV ("the Completion Accounts").

2. The Sellers shall provide such information and assistance as the Buyer and the Company may reasonably require for the preparation of the Completion Accounts.

3. The Buyer shall procure that the Sellers have access to all working papers necessary to review and verify the contents of the Completion Accounts.

4. If such queries and observations as the Sellers raise within twenty one days following delivery to them of the Completion Statement have not been dealt with to their satisfaction and reflected in any amendments within twenty one days following delivery to the Buyer of such queries and observations, it shall be open to the Sellers or the Buyer to request an Independent Accountant to determine the Completion NAV, and his determination shall, in the absence of manifest error, be final ad binding on the parties.

5. If the Sellers do not raise any queries or observations in respect of the Completion Statement within twenty one days following delivery thereof to them or if they agree the Completion Statement, then the Completion Statement shall be final and binding on the parties, and the Completion NAV shall be as set out in the Completion Statement.

6. In determining the Completion NAV, the Independent Accountant shall act as an expert and not as an arbitrator.

7. The Buyer and the Sellers shall promptly provide and render or cause to be provided and rendered to the Independent Accountant such information and assistance as they may reasonably require to enable the Independent Accountant to determine the Completion NAV.

                                     PART 3
                    ACCOUNTING PRINCIPLES, METHODS AND BASES

1. Subject to paragraph 2, the Completion Accounts shall be prepared in accordance with:

1.1 the accounting principles, methods and bases applied and used in the preparation of the Accounts, consistently applied; and


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

1.2 subject thereto, generally accepted United Kingdom accounting principles methods and bases; and

1.3  shall be presented in the format set out in Schedule 9.

2. The following specific policies and principles shall apply in the proportions of the Completion Accounts:

2.1 all bonuses, dividends and other payments of any type for directors and employees, including but not limited to any bonuses due to any of the Sellers on Completion, are fully accrued;

2.2 a 100% provision shall be made in respect of any bonus to be paid to Paul Hurst by the Company;

2.3 a 100% provision shall be made in respect of all debtors which are more than 90 days old (together "the Overdue Debtors");

2.4 a provision of L35,000 shall be made in respect of the dilapidations costs in relation to the Property; and

2.5 no more than L20,000 shall be included for any Relief (as defined in Schedule 4) which may be claimed by the Company in accordance with Schedule 23 of the Finance Act 2003.


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

                                   SCHEDULE 8

                          COUNTRIES IN RESTRICTED AREA

Argentina
Austria
Belgium
Brazil
Bulgaria
Canada
Cayman Islands
Chile
Croatia
Cyprus
Czech Republic
Denmark
Egypt
Estonia
Finland
France
Germany
Greece
Guadeloupe
Hong Kong
Hungary
Iceland
India
Indonesia
Ireland
Israel
Italy
Japan
Kenya
Kuwait
Libya
Liechtenstein


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

Luxembourg
Macao
Malaysia
Malta
Mauritania
Mauritius (3GSM)
Mexico
Netherlands
Nigeria
Norway
Palestine
Poland
Portugal
Romania
Russia
Saudi Arabia
Senegal
Singapore
Slovakia
Slovenia
South Africa
Spain
Sweden
Switzerland
Syria
Thailand
Turkey
UK
United Arab Emirates
USA
Zambia


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

                                   SCHEDULE 9
                        PRO FORMA FOR COMPLETION ACCOUNTS

                        COMPLETION NAV (AMOUNTS IN UK L)

ASSETS
   Fixed Assets                                        [_______]
   Accounts Receivables                                [_______]
   Bank Accounts                                       [_______]
   Other Assets                                        [_______]
                                                                   ---------
      Total Assets                                                 [_______]

LIABILITIES
   Accounts Payables                                   [_______]
   Other Liabilities                                   [_______]
   Taxation                                            [_______]

SPECIFIC POLICIES & PRINCIPLES (SCHEDULE 9; PART 2):
   Director & Employee Bonuses                         [_______]
   Dilapidation Costs                                  [_______]
   Overdue Debtors                                     [_______]
                                                                   ---------
      Total Liabilities                                            [_______]

COMPLETION NAV (Total Assets less Total Liabilities)               [_______]
                                                                   ---------

Signed as a deed by
Paul Ryder Haworth
in the presence of:-

  /s/ Paul Ryder Haworth
-------------------------------------


Signed as a deed by
Susan Patricia Haworth
in the presence of:-

 /s/ Susan Patricia Haworth
-------------------------------------


Signed as a deed by
Andrew Wilson
in the presence of:-

 /s/ Andrew Wilson
-------------------------------------


Signed as a deed by
David Latham
in the presence of:-

 /s/ David Latham
-------------------------------------


Signed as a deed by
CTI DATA SOLUTIONS LIMITED
acting by two directors
or a director and its secretary:


-------------------------------------

          /s/ Rupert Armitage
-------------------------------------
               director

           /s/ John Birbeck
-------------------------------------
          director/secretary

Signed as a deed by
RYDER SYSTEMS TRUSTEE LIMITED
acting by two directors
or a director and its secretary:


-------------------------------------

     /s/ Paul Ryder Haworth
-------------------------------------
               director

    /s/ Susan Patricia Haworth
-------------------------------------
          director/secretary